EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

     SUCCESSFACTORS, INC. CONGO ACQUISITION CORP., CONGO ACQUISITION LLC, CUBETREE, INC.

and

GUS TAI, AS STOCKHOLDERS’ AGENT

Dated as of May 3, 2010

EXHIBITS

Exhibit A Exhibit B-1 Exhibit B-2 Exhibit C Exhibit D Exhibit E Exhibit F Exhibit G Exhibit H Exhibit I Exhibit J Exhibit K

  Definitions
  List of Initial Signatories to Company Stockholder Consent
  Form of Company Stockholder Consent
  List of Key Employees
  Form of Certificate of Merger
  Form of Second Certificate of Merger
  Form of Escrow Agreement
  Form of Company Legal Opinion
  Form of Parachute Payment Waiver
  List of Contracts Requiring Consent
  Charter Amendment
  List of Other Employees to Accept Employment with Acquirer

AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 3, 2010 (the “Agreement Date”), by and among SuccessFactors, Inc., a Delaware corporation

(“Acquirer”), Congo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Acquirer (“Sub I”), Congo Acquisition LLC, a Delaware limited liability company and wholly owned subsidiary of Acquirer (“Sub II” and together with Sub I, the “Merger Subs”), CubeTree, Inc., a Delaware corporation (the “Company”), and Gus Tai, as Stockholders’ Agent (as defined in Section 8.7).

RECITALS

     The respective Boards of Directors and Board of Managers of each of Acquirer, Merger Subs and the Company have approved this Agreement, and deem it advisable, fair and in the best interests of their respective stockholders that Acquirer acquire the Company through the statutory merger of Sub I with and into the Company, pursuant to which the Company would become a wholly owned subsidiary of Acquirer (the “First Merger”), and, as part of the same overall transaction, the surviving entity of the First Merger would merge with and into Sub II (the “Second Merger,” and together with the First Merger, the “Mergers”) upon the terms and conditions set forth herein and, in furtherance thereof, have approved the First Merger, this Agreement and the transactions contemplated hereby.

     It is intended that the Mergers are integrated steps in the transaction contemplated by this Agreement and will together qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code.

     The Company, Merger Subs and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the Mergers as set forth herein.

     Pursuant to the First Merger, among other things, the issued and outstanding shares of capital stock of the Company shall be converted into the right to receive a number of shares of Acquirer Common Stock in the manner set forth herein.

     The Company, Merger Subs and Acquirer desire to make certain representations, warranties, covenants and other agreements in connection with the First Merger as set forth herein.

     Immediately following the execution and delivery of this Agreement, the Company will secure from each Company Stockholder listed on Exhibit B-1 a written consent substantially in the form attached hereto as Exhibit B-2 (the “Company Stockholder Consent”) approving the First Merger, the Charter Amendment and related items and adopting this Agreement.

     Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, certain employees of the Company identified on Exhibit C (the “Key Employees”) hereto are executing employee offer letters (including a non-disclosure and inventions assignment agreement and such other agreements in the forms provided by Acquirer and as are part of Acquirer’s standard policy for commencement of employment) with Acquirer (collectively, the “Employment Documents”), in each case to become effective upon the Closing.

     Concurrently with the execution of this Agreement and as a material inducement to the willingness of Acquirer to enter into this Agreement, the Key Employees are also entering into non-competition agreements with Acquirer (each, a “Non-Competition Agreement”), in each case to become effective upon the Closing.

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     NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1 THE MERGERS

     1.1 The Mergers. At the Effective Time (as such term is defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit D (the “Certificate of Merger”) and the applicable provisions of Delaware Law, Sub I shall merge with and into the Company, the separate corporate existence of Sub I shall cease and the Company shall continue as the surviving corporation and shall become a wholly owned subsidiary of Acquirer. The Company, as the surviving corporation after the First Merger, is hereinafter sometimes referred to as the “First Step Surviving Corporation.” At the Second Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit E (the “Second Certificate of Merger”) and the applicable provisions of Delaware Law, the First Step Surviving Corporation shall merge with and into Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease and Sub II shall continue as the surviving entity (the surviving entity after the Second Merger, or its successor, is sometimes referred to herein as the “Final Surviving Entity”). The parties to this Agreement agree to treat the First Merger and the Second Merger as integrated steps in the transaction contemplated by this Agreement and for any and all federal and state income tax reporting purposes shall report the transaction as a single “reorganization” within the meaning of Section 368(a)(1)A) of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

     1.2 Closing. Unless this Agreement is earlier terminated in accordance with Article 7, the closing of the First Merger contemplated hereby (the “Closing”) shall take place (i) as promptly as practicable (and in any event within five (5) Business Days) after the satisfaction or waiver of each of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or (ii) as such other time and date as Acquirer and the Company may agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

1.3	Closing Deliveries.

(a) Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the

Closing, each of the following:

     (i) a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in clause (a) of Section 7.2 has been satisfied;

     (ii) an Escrow Agreement, in substantially the form attached hereto as Exhibit F (the “Escrow Agreement”), dated as of the Closing Date and executed by Acquirer and the Escrow Agent; and

(iii) the Second Certificate of Merger, executed by Sub II.

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     (b) Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing, each of the following:

     (i) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in clause (a) of Section 7.3 has been satisfied;

     (ii) a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (A) Amended and Restated Certificate of Incorporation (as amended by the Charter Amendment), (B) Bylaws, (C) board resolutions approving the First Merger and adopting this Agreement, and (D) stockholder resolutions approving the First Merger and adopting this Agreement;

     (iii) a written opinion from the Company’s legal counsel, covering the matters set forth on Exhibit G, dated as of the Closing Date and addressed to Acquirer;

(iv)	the Company Transaction Expenses Certificate;

(v)	the Company Closing Financials Certificate;

(vi)	the Company Stockholder Consent executed by each Company

Stockholder listed on Exhibit B-1;

(vii)	a Non-Competition Agreement executed by each of the Key Employees;

(viii)	the Employment Documents executed by each of the Key Employees and each of the other employees of the Company who accepts Acquirer’s offer of employment following the Closing;

     (ix) evidence satisfactory to Acquirer of the resignation of each of the directors and each of the officers of the Company in office immediately prior to the Closing as directors and/or officers, as applicable, of the Company, effective no later than immediately prior to the Effective Time;

     (x) correct and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession or subject to its control with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of its employees, non-employee directors, consultants and other service providers;

     (xi) a Parachute Payment Waiver, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.12 hereof;

     (xii) a written acknowledgement, in form and substance reasonably satisfactory to Acquirer, executed by the Founders and each of Justin Rowe, Matt Gleeson, Gita Gupta, Jason Stewart and Navin Budhiraja, whereby each such individual agrees that their respective termination of employment with the Company and acceptance of employment with Acquirer shall not constitute an “Involuntary Termination” under their respective common stock purchase agreements;

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     (xiii) unless otherwise instructed by Acquirer no later than two (2) Business Days prior to the Closing, resolutions adopted by the Company’s Board of Directors terminating the Company’s 401(k) plan (the “Company 401(k) Plan”) no later than the day prior to Closing;

     (xiv) evidence satisfactory to Acquirer of the novation or consent to assignment of any Person whose novation or consent to assignment, as the case may be, may be required in connection with the First Merger or any other transaction contemplated by this Agreement under the contracts listed or described on Exhibit I;

     (xv) the Spreadsheet and a certificate executed on behalf of the Company by its Chief Executive Officer, dated as of the Closing Date, certifying that such Spreadsheet is true, correct and complete;

     (xvi) FIRPTA documentation, including (A) a notice to the Internal Revenue Service, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the Internal Revenue Service on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, dated as of the Closing Date and executed by the Company;

     (xvii) written consents and waivers executed by such number of eligible Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder approval or non-approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q&A-7 of Section 1.280G-1 of such Treasury Regulations, and, in the absence of such stockholder approval, none of those payments or benefits shall be paid or provided, pursuant to the Parachute Payment Waivers;

(xviii) the Certificate of Merger, executed by the Company;

     (xix) the Certificate of Amendment of the Company’s Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit J (the “Charter Amendment”) filed with the Secretary of State of the State of Delaware; and

(xx) executed confidential information and invention assignment agreements

(“CIIAA’s”) from the individuals identified on Schedule 1.3(b)(xx) on the Company’s standard form of CIIAA.

     1.4 Effective Time. At the Closing, after the satisfaction or waiver of each of the conditions set forth in Article 6, Sub I and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Acquirer and the Company and set forth in the Certificate of Merger being referred to herein as the “Effective Time”). Promptly following the Effective Time, but in no event later than three (3) Business Days thereafter, the Company and Sub II shall cause the Second Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Second Effective Time”).

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     1.5 Effect of the Mergers. At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Sub I shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub I shall become debts, liabilities and duties of the Surviving Corporation. At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, powers and franchises of Sub II and the First Step Surviving Corporation shall vest in the Final Surviving Entity, and all debts, liabilities and duties of Sub II and the First Step Surviving Corporation shall become the debts, liabilities and duties of the Final Surviving Entity.

     1.6 Certificate of Incorporation and Bylaws and Certificate of Formation and Limited Liability Company Agreement.

     (a) At the Effective Time, (i) the Certificate of Incorporation of the First Step Surviving Corporation shall be amended in its entirety to read as set forth in the Certificate of Merger, until thereafter amended as provided by Delaware Law, and (ii) the Bylaws of Sub I shall become the Bylaws of the First Step Surviving Corporation, until thereafter amended as provided by Delaware Law, the Certificate of Incorporation of the First Step Surviving Corporation and such Bylaws.

     (i) At the Second Effective Time, (ii) the Certificate of Formation of Sub II, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by Delaware Law, and (ii) the Limited Liability Company Agreement of Sub II, as in effect immediately prior to the Second Effective Time, shall become the Limited Liability Company Agreement of the Final Surviving Entity, until thereafter amended as provided by Delaware Law, the Certificate of Formation of Sub II and such Limited Liability Company Agreement.

1.7	Directors and Officers; Managers and Members.

(a) At the Effective Time, (i) the members of the Board of Directors of Sub I immediately prior to the Effective Time shall be appointed as the members of the Board of Directors of the First Step Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified, and (ii) the officers of Sub I immediately prior to the Effective Time shall be appointed as the officers of the First Step Surviving Corporation immediately after the Effective Time until their respective successors are duly appointed.

     (b) At the Second Effective Time, (i) the Managers of Sub II immediately prior to the Second Effective Time shall be the Managers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed, and (ii) the officers of Sub II immediately prior to the Second Effective Time shall be the officers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly admitted.

1.8	Effect on Capital Stock and Options.

(a) Treatment of Company Capital Stock and Options. On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of the Company Capital Stock and/or Company Options, at the Effective Time:

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     (i) Company Series B Preferred Stock. Each share of Company Series B Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall automatically be converted into the right to receive, subject to and in accordance with Section 1.9(c): (A) the Series B Closing Stock Amount Per Share; (B) upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, the Series B Escrow Stock Amount Per Share; (C) its Pro Rata Share of the Top-Up Payment pursuant to Section 1.10; and (D) its Pro Rata Share of the Positive Adjustment Amount (if any) as determined pursuant to Section 1.13. The number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to each of clauses (A) and (B) in this Section 1.8(a)(i) for the shares of Company Series B Stock held by such Company Stockholder shall be rounded down to the nearest whole number of shares of Acquirer Common Stock and computed after aggregating all shares of Company Series B Stock represented by a particular stock certificate held by such Company Stockholder.

     (ii) Company Series A Preferred Stock. Each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall automatically be converted into the right to receive, subject to and in accordance with Section 1.9(c): (A) the Series A Closing Stock Amount Per Share; (B) upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, the Series A Escrow Stock Amount Per Share; (C) its Pro Rata Share of the Top-Up Payment pursuant to Section 1.10, and (D) its Pro Rata Share of the Positive Adjustment Amount (if any) as determined pursuant to Section 1.13. The number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to each of clauses (A) and (B) in this Section 1.8(a)(ii) for the shares of Company Series A Stock held by such Company Stockholder shall be rounded down to the nearest whole number of shares of Acquirer Common Stock and computed after aggregating all shares of Company Series A Stock represented by a particular stock certificate held by such Company Stockholder.

     (iii) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9(c): (A) the Common Closing Stock Amount Per Share: (B) upon release from escrow pursuant to Section 1.9(c)(iii) and the terms and conditions of the Escrow Agreement, the Common Escrow Stock Amount Per Share; (C) its Pro Rata Share of the Top-Up Payment pursuant to Section 1.10; and (D) its Pro Rata Share of the Positive Adjustment Amount (if any) as determined pursuant to Section 1.13. The number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to each of clauses (A) and (B) in this Section 1.8(a)(iii) for the shares of Company Common Stock held by such Company Stockholder shall be rounded down to the nearest whole number of shares of Acquirer Common Stock and computed after aggregating all shares of Company Common Stock represented by a particular stock certificate held by such Company Stockholder.

     (iv) Unvested Company Shares. The shares of Acquirer Common Stock issuable pursuant to clause (iii) of Section 1.8(a) in exchange for shares of Company Capital Stock that immediately prior to the Effective Time constituted Unvested Company Shares (“Unvested Acquirer Stock”) shall be subject to the same restrictions and vesting arrangements (including acceleration rights) that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Therefore, the shares of Unvested Acquirer Stock issuable pursuant to clause (iii) of Section 1.8(a) in exchange for such Unvested Company Shares will be issued in the name of the applicable Company Stockholder but will be held for the benefit of the Company Stockholders by Acquirer at the Effective Time and released to such holder by Acquirer only on such date that such shares would have become vested in full under the vesting schedule in place for such shares. Such Company Stockholders will have all rights with respect to their respective Unvested Acquirer Stock during the period of time in which such shares are held by Acquirer, including, without limitation, the right to vote such shares and the right to

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receive on a current basis any cash dividends or other distributions made with respect to the Unvested Acquirer Stock (other than a distribution that is not taxable pursuant to Section 305 of the Code which shall be retained by Acquirer as part of the Unvested Acquirer Stock), except (i) the right of possession thereof and (ii) the transfer restrictions set forth in the last sentence of this Section 1.8(a)(iv). At the Effective Time, all outstanding rights to repurchase Unvested Company Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Acquirer in the First Merger, without any action required on the part of any Person, and shall thereafter be exercisable by Acquirer upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time. No Unvested Acquirer Stock may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the vesting thereof in accordance with this Agreement, provided, however, that Unvested Acquirer Stock may be transferred to a trust for the benefit of a Person’s ancestors, descendents or spouse or domestic partner.

     (v) Vested Company Options. At the Effective Time, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which is vested and exercisable as of immediately prior to the Effective Time (each, a “Vested Company Option”) shall automatically be terminated and cancelled without consideration and shall not be assumed or substituted by Acquirer.

     (vi) Unvested Company Options. At the Effective Time, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and which is unvested and not exercisable as of immediately prior to the Effective Time (each, an “Unvested Company Option”) shall automatically be terminated and cancelled without consideration and shall not be assumed or substituted by Acquirer.

     (vii) Total Merger Consideration. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate consideration distributable by Acquirer to the Company Securityholders exceed the Total Merger Consideration plus the Top-Up Payment (if any), except to the extent that any amount in excess of the Total Merger Consideration is a result of any changes in the price of Acquirer Common Stock occurring after the calculation of the Acquirer Stock Price.

     (viii) Conversion of Sub I Stock. Each share of capital stock of Sub I that is issued and outstanding immediately prior to the Effective Time will, by virtue of the First Merger and without further action on the part of the sole stockholder of Sub I, be converted into and become one share of common stock of the First Step Surviving Corporation (and the shares of the First Step Surviving Corporation into which the shares of Sub I capital stock are so converted shall be the only shares of the First Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub I common stock will evidence ownership of such shares of common stock of the First Step Surviving Corporation.

     (ix) Treatment of Shares and Membership Interests in Second Merger. At the Second Effective Time, each share of common stock of the First Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each membership interest of Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute one membership interest of the Final Surviving Entity. Such membership interests shall be the only membership interests of the Final Surviving Entity that are issued and outstanding immediately after the Second Effective Time.

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     (b) Treatment of Company Capital Stock Owned by the Company. All shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

     (c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquirer Common Stock occurring after the date hereof and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

     (d) Appraisal Rights. Notwithstanding anything contained herein to the contrary, any Dissenting Shares shall not be converted into the right to receive the number of shares of Acquirer Common Stock provided for in Section 1.8, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to Delaware Law. Each holder of Dissenting Shares who, pursuant to the provisions of Delaware Law, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Delaware Law (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the number of shares of Acquirer Common Stock issuable pursuant to Section 1.8 and the Top-Up Payment in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.9(c), following the satisfaction of the applicable conditions set forth in Section 1.9(c), the number of shares of Acquirer Common Stock to which such holder would be entitled in respect thereof under this Section 1.8 as if such shares never had been Dissenting Shares. The Company shall give Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to demands for appraisal or purchase under Delaware Law. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under Delaware Law, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. The payout of consideration under this Agreement to the stockholders of the Company (other than to holders of Dissenting Shares who shall be treated as provided in this Section 1.8 and under Delaware Law) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under Delaware Law by any other stockholder of the Company.

     (e) Rights Not Transferable. The rights of the Company Securityholders as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.

     (f) Fractional Shares. No fractional shares of Acquirer Common Stock will be issued in connection with the First Merger, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Acquirer Common Stock (after aggregating for each particular stock certificate representing Company Capital Stock all fractional shares of Acquirer Common Stock to be received by such holder) shall receive from Acquirer an amount of cash

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(rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Acquirer Stock Price.

1.9	Surrender of Certificates.

(a) Exchange Agent. U.S. Bank N.A. shall act as exchange agent (the “Exchange

Agent”) in the First Merger.

     (b) Acquirer to Cause Deposit of Total Merger Consideration. As soon as reasonably practicable, but not later than seven (7) Business Days, after the Closing Date, Acquirer shall make available to the Exchange Agent for exchange in accordance with this Article 1, through such reasonable procedures as Acquirer may adopt, (i) the shares of Acquirer Common Stock issuable pursuant to Sections 1.8(a)(i)(A), (ii)(A) and (iii)(A), less the shares of Acquirer Common Stock to be deposited into escrow in connection herewith pursuant to the provisions of Sections 1.8(a)(i)(B), (ii)(B) and (iii)(B), Section 1.9(c)(iii) and Article 8 and (ii) cash in an amount sufficient to permit payment of cash in lieu of any fractional shares pursuant to Section 1.8(f).

(c)	Exchange Procedures.

(i) As soon as reasonably practicable, but not later than seven (7) Business

Days, after the Closing Date, the Exchange Agent shall mail to every holder of record of Company Capital Stock that was issued and outstanding immediately prior to the Effective Time and that has not previously delivered its Certificates (as defined below) together with a properly completed and duly executed letter of transmittal in customary form (the “Letter of Transmittal”): (A) the Letter of Transmittal; and (B) instructions for use of the Letter of Transmittal in effecting the surrender of certificates or instruments which immediately prior to the Effective Time represented issued and outstanding Company Capital Stock that were converted into the right to receive shares of Acquirer Common Stock pursuant to Section 1.8(a) (the “Certificates”) in exchange for certificates representing such shares of Acquirer Common Stock (and cash in lieu of fractional shares). The Letter of Transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to Certificates shall pass, only upon receipt thereof by the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates, and shall be in such form and have such other provisions as Acquirer or the Exchange Agent may reasonably specify, including that the Effective Time Holders agree to be bound by the provisions of Section 1.9 and Article 8 of this Agreement and agree to release the Company and the First Step Surviving Corporation from any claims, rights, liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates.

     (ii) As soon as reasonably practicable, but not later than seven (7) Business Days, after the date of delivery to the Exchange Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive a certificate representing the number of whole shares of Acquirer Common Stock that such holder has the right to receive pursuant to Sections 1.8(a)(i)(A), (ii)(A) and/or (iii)(A) with respect to such Certificate (and a check representing any payment in lieu of fractional shares that such holder has the right to receive pursuant to Section 1.8(f) with respect to such Certificate), and shares of Acquirer Common Stock that such holder has the right to receive pursuant to Sections 1.8(a)(i)(B), (ii)(B) and/or (iii)(B) will be deposited into escrow on such holder’s behalf pursuant to Section 1.9(c)(iii) and Article 8 and (B) such Certificate shall be canceled.

     (iii) Acquirer to Cause Deposit of Escrow Shares. As soon as reasonably practicable after the Closing Date, Acquirer shall cause the Escrow Shares to be deposited with U.S. Bank

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N.A. (or another institution selected by Acquirer and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”). The Escrow Shares shall constitute security for the indemnification obligations of the Effective Time Holders pursuant to Article 8, and shall be held in and distributed in accordance with the provisions of the Escrow Agreement. The shares of Acquirer Common Stock distributable pursuant to Section 1.8(a)(iii)(B) shall, to the maximum extent possible, be vested Acquirer Common Stock not subject to any repurchase rights or other restrictions and any Unvested Acquirer Stock so placed in escrow shall vest prior to any Unvested Acquirer Stock not placed in escrow.

     (d) No Interest. No interest shall accumulate on any shares of Acquirer Common Stock issuable, or cash payable, in connection with the First Merger, except as provided pursuant to the Escrow Agreement.

     (e) Transfers of Ownership. If any shares of Acquirer Common Stock issuable or cash amount payable in lieu of fractional shares pursuant to Sections 1.8(a) and (f), respectively, is to be issued or paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance or payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by it any transfer or other Taxes required by reason of the issuance of the shares of Acquirer Common Stock or payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Acquirer or any agent designated by it that such Tax has been paid or is not payable.

     (f) No Liability. Notwithstanding anything to the contrary in this Section 1.9, none of the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (g) Unclaimed Shares; Unclaimed Cash. Any certificates representing shares of Acquirer Common Stock (including any distributions made thereon) or portion of funds (including any interest earned thereon) held by the Exchange Agent which have not been delivered to any holders of Certificates pursuant to this Article 1 within six months after the Effective Time shall promptly be returned to Acquirer, and thereafter each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.9 shall look only to the First Step Surviving Corporation, following the Effective Time, or the Final Surviving Entity, following the Second Effective Time (subject to abandoned property, escheat and similar laws) for its claim, only as a general unsecured creditor thereof, to shares of Acquirer Common Stock issuable pursuant to Section 1.8(a) and cash amounts payable in lieu of fractional shares pursuant to Section 1.8(f), and the Top-Up Payment pursuant to Section 1.10. Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the earlier of the third anniversary of the Effective Time or such date on which the Total Merger Consideration contemplated by Section 1.8 in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any Acquirer Common Stock issuable or amounts payable in lieu of fractional shares in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.10	Top-Up Payment.

(a) Top-Up Payment. If, on the earlier of (i) the date that is the thirty-six (36) month anniversary of the Closing Date (the “Anniversary”) or (ii) the date of an Acquirer Change of Control (such earlier date being, the “Top-Up Payment Date”), the Market Value is less than the Aggregate Guaranteed Value, Acquirer shall pay to the Effective Time Holders as soon as reasonably practicable, but not later than five (5) Business Days, following the Top-Up Payment Date, an aggregate amount in

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cash equal to the difference between the Market Value and the Aggregate Guaranteed Value (the “Top-Up Payment”). The Top-Up Payment shall be paid to all Effective Time Holders based on each Effective Time Holder’s Pro Rata Share (subject to adjustment pursuant to subsection (c) below). The rights to receive the Top-Up Payment may not be pledged, encumbered, sold, assigned or transferred by an Effective Time Holder; provided, however, that the rights to receive the Top-Up Payment may be transferred by operation of law or if an Effective Time Holder is an individual to a trust without receipt of monetary payment for the benefit of the Effective Time Holder or its ancestors, descendents, spouse or domestic partner, but any such transferee shall continue to be subject to such transfer restrictions.

     (b) Termination of Right to Top-Up Payment. The Effective Time Holders’ right to receive the Top-Up Payment pursuant to Section 1.10(a) shall terminate immediately if on any trading day prior to the Top-Up Payment Date, the product of (i) the Aggregate Closing Stockholder Consideration and (ii) the closing price of one share of Acquirer Common Stock as quoted on the NASDAQ Stock Market on such trading day (the “Trigger Value”), equals or exceeds the Aggregate Guaranteed Value; provided, however, that to the extent an Effective Time Holder (A) holds any shares of Unvested Acquirer Stock, (B) has a right to receive any Escrow Shares which are not then released from the Escrow Fund, (C) is precluded by contractual agreement with Acquirer or obligation pursuant to any Acquirer policy, including but not limited to any insider trading policy of Acquirer to which such Effective Time Holder may be bound, from freely transferring all of his, her or its Acquirer Common Stock, or (D) is precluded by applicable law or regulation from freely transferring all of his, her or its Acquirer Common Stock (each, a “Restricted Equity Right”), the Effective Time Holder’s right to receive the Top-Up Payment pursuant to Section 1.10(a) shall terminate with respect to any such Restricted Equity Right only if the Trigger Value equals or exceeds the Aggregate Guaranteed Value at any time after such Restricted Equity Right becomes vested or released from the Escrow Fund, or the Acquirer Common Stock becomes freely transferable, as applicable.

     (c) Adjustments to Amount of Top-Up Payment. Prior to payment of the Top-Up Payment, each Effective Time Holder’s Pro Rata Share of any Top-Up Payment shall be reduced to an amount equal to the product of (i) such Effective Time Holder’s Current Portion and (ii) such Effective Time Holder’s Pro Rata Share of the Top-Up Payment. For the sake of clarity, in the event of any adjustments to any Effective Time Holder’s Pro Rata Share of any Top-Up Payment pursuant to this Section 1.10(c), the amount of the Top-Up Payment shall be correspondingly reduced by the aggregate amount of any adjustments made pursuant to this Section 1.10(c).

     1.11 No Further Ownership Rights in the Company Capital Stock. All shares of Acquirer Common Stock issued or issuable following the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof shall be so issued or issuable in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the First Step Surviving Corporation of shares of Company Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the First Step Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article 1.

     1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such shares of Acquirer Common Stock or cash as may be required pursuant to Section 1.8 in respect of such Certificate; provided, however, that Acquirer or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum or execute an indemnification agreement as Acquirer or the Exchange Agent may direct as indemnity against any claim

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that may be made against Acquirer, the First Step Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.13	Company Net Working Capital Adjustment.

(a) The Company shall deliver the proposed Company Closing Financials Certificate to Acquirer not less than three (3) Business Days prior to the Closing Date in form and substance reasonably satisfactory to Acquirer; provided, however, that if Acquirer and the Company are not able to agree on the calculation of the Company Net Working Capital on or prior to the Closing Date, at Acquirer’s election in its sole discretion, the Company Net Working Capital shall be deemed for purposes of the Company Closing Financials Certificate to be the average of Company’s good faith estimate and Acquirer’s good faith estimate of the Company Net Working Capital.

     (b) Within ninety (90) days after the Closing, Acquirer may object to the Company Net Working Capital calculations included in the Company Closing Financials Certificate (the “NWC Calculations”) by delivering to the Stockholders’ Agent a certificate (the “Acquirer NWC Certificate”) executed by a duly authorized officer of Acquirer setting forth Acquirer’s calculation of the Company Net Working Capital. Acquirer’s failure to timely provide the Acquirer NWC Certificate shall be deemed an acceptance by Acquirer of the Company Net Working Capital calculations set forth in the Company Closing Financials Certificate.

     (c) The Stockholders’ Agent may object to the Company Net Working Capital calculations set forth in the Acquirer NWC Certificate by providing written notice of such objection to Acquirer within twenty (20) Business Days after Acquirer’s delivery of the Acquirer NWC Certificate (the “Notice of Objection”).

     (d) If the Stockholders’ Agent timely provides the Notice of Objection, then the parties shall confer in good faith for a period of up to fifteen (15) Business Days following Acquirer’s timely receipt of the Notice of Objection, in an attempt to resolve any disagreement and any resolution by them shall be in writing and shall be final and binding.

     (e) If, after such fifteen (15) Business Day period, the Stockholders’ Agent and Acquirer cannot resolve any such disagreement, then the parties shall engage an auditing firm acceptable to Acquirer and the Stockholders’ Agent (the “Reviewing Accountant”) to review the NWC Calculations. After review of the NWC Calculations, the Reviewing Accountant shall promptly determine the Company Net Working Capital and such determination shall be final and binding on the parties. In conducting its review, the Reviewing Accountant shall consider only items in dispute, and shall base its determination solely on presentations of Acquirer and the Stockholders’ Agent (i.e., no independent investigation).

     (f) If the Company Net Working Capital, as determined pursuant to this Section 1.13 is in fact less than the Company Net Working Capital set forth in the Company Closing Financials Certificate (such shortfall, plus the costs and expenses of the Reviewing Accountant (the “Reviewing Accountant Fees”), if any, shall be collectively referred to as the “Negative Adjustment Amount”), then each Effective Time Holder will, severally but not jointly based on such holder’s Pro Rata Share, indemnify and hold harmless Acquirer without any further dispute by the Stockholders’ Agent, for such number of Escrow Shares having an aggregate value equal to the full amount of the Negative Adjustment Amount and Acquirer shall, following written notice to the Escrow Agent, be entitled to reclaim such shares from the Escrow Fund.

     (g) If the Company Net Working Capital, as determined pursuant to this Section 1.13 is in fact greater than the Company Net Working Capital set forth in the Company Closing Financials

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Certificate (such excess, the “Positive Adjustment Amount”), then Acquirer will disburse to each Effective Time Holder his, her or its Pro Rata Share of such number of shares of Acquirer Common Stock having an aggregate value equal to the full amount of the Positive Adjustment Amount. In the event of a Positive Adjustment (if any), the Reviewing Accountant Fees shall be paid by Acquirer.

     (h) For purposes of satisfying any Positive Adjustment Amount or Negative Adjustment Amount, each whole share of Acquirer Common Stock shall be deemed to have a value equal to the Acquirer Stock Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Acquirer Common Stock occurring after the Effective Time).

     (i) Acquirer’s right to indemnification pursuant to this Section 1.13 will not be subject to any of the limitations set forth in Article 8, including the Threshold.

     1.14 Tax Consequences. Acquirer makes no representations or warranties to the Company or to any holder of Company Capital Stock or Company Options regarding the Tax treatment of the Mergers, or any of the Tax consequences to the Company or any holder of Company Capital Stock or Company Options of this Agreement, the Mergers or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Company Capital Stock and Company Options are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreements contemplated hereby.

     1.15 Withholding Rights. Acquirer, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the shares of Acquirer Common Stock otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of shares of Company Capital Stock or Company Options, or any Certificates such amounts in cash or shares as Acquirer, the First Step Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

     1.16 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Step Surviving Corporation after the Effective Time or the Final Surviving Entity following the Second Effective Time with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the First Step Surviving Corporation or the officers and managers of the Final Surviving Entity, as applicable, are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

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ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article 2), the Company represents and warrants to Acquirer, as of the date hereof and as of the Closing Date, as follows:

2.1	Organization, Standing, Power and Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to result in liability that is material to the Company. The Company is not in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or Bylaws or equivalent organizational or governing documents.

     (b) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any Person. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person.

     (c) Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board of Directors (or similar body) of the Company; (ii) the names of the members of each committee of the Board of Directors (or similar body) of the Company; and (iii) the names and titles of the officers of the Company.

2.2	Capital Structure.

(a) Authorized and Outstanding Capital Stock of Company. The authorized capital stock of the Company consists solely of (i) 31,000,000 shares of Company Common Stock, and (ii) 18,997,275 shares of Company Preferred Stock, of which 6,897,275 shares are designated as Company Series A Stock and 12,100,000 shares are designated as Company Series B Stock. A total of 6,482,611 shares of Company Common Stock, 6,897,275 shares of Company Series A Stock and 11,965,344 shares of Company Series B Stock are issued and outstanding as of the Agreement Date. The Company holds no treasury stock. The number of issued and outstanding shares of Company Capital Stock held by each Company Stockholder as of the Agreement Date is set forth on Schedule 2.2(a)-1 of the Company Disclosure Letter. No shares of Company Capital Stock are issued or outstanding as of the Closing Date that are not set forth on Schedule 2.2(a)-1 except for shares of Company Common Stock issued pursuant to the exercise of outstanding Company Options listed on Schedule 2.2(b). All issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and nonassessable, are not subject to any right of rescission or “put” right, right of first refusal, preemptive right or “call” right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Laws and all requirements set forth in applicable Contracts. Schedule 2.2(a)-2 of the Company Disclosure Letter sets forth a true, correct and complete list

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(which Schedule 2.2(a)-2 shall be a subset of Schedule 2.2(a)-1 of the Company Disclosure Letter) of all holders of any issued and outstanding Unvested Company Shares, including the number and kind of shares of Company Capital Stock unvested as of the Agreement Date, the purchase price paid per share, the vesting schedule in effect for such Unvested Company Shares, the repurchase price payable per unvested share and the length of the repurchase period following the holder’s termination of service. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

     (b) Company Options and Other Equity Rights. As of the Agreement Date, the Company has reserved 4,359,678 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 2,081,041 shares are subject to outstanding and unexercised Company Options, and 2,265,512 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all holders of outstanding Company Options whether or not granted under the Company Option Plans, including the number of shares of Company Common Stock subject to each Company Option, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share, to the knowledge of the Company, the Tax status of such option under Section 422 of the Code, the term of each Company Option and the plan from which such Company Option was granted. A true and correct copy of the Company Option Plans, the standard agreement under the Company Option Plans and each agreement for each Company Option that does not conform to the standard agreement under the Company Option Plans have been delivered or made available by the Company to Acquirer’s legal counsel. All outstanding Company Options have been issued and granted in compliance with all requirements of applicable Legal Requirements and all requirements set forth in applicable Contracts to which Company is a party or by which Company is bound. The terms of the Company Option Plans permit the assumption or substitution of Company Options to purchase Company Common Stock as provided in this Agreement, without the consent or approval of the holders of such securities, the Company Stockholders, or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for those Company Options. Except for the Company Options described in Schedule 2.2(b) of the Company Disclosure Letter, there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Shares, Company Options, or other Company Rights, or any Company Voting Debt or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, Contract or other Company Right. Except as set forth in Schedule 2.2(b) of the Company Disclosure Letter, neither the Company Option Plan, any Company Option, any Unvested Company Shares nor any other Contract of any character to which Company is a party to or is bound relating to any security of the Company that is entitled (or is exercisable into a security that is entitled) to receive the Total Merger Consideration requires or otherwise provides for any accelerated vesting or exercisability of any such security in connection with the First Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Acquirer following the First Merger or otherwise.

     (c) No Voting Arrangements or Registration Rights. Except as contemplated by this Agreement, there are no voting agreements applicable to any outstanding shares of Company Capital Stock or Company Options to which Company is a party or, to Company’s knowledge, otherwise. Company is not under any obligation to register under the Securities Act any of its presently outstanding shares of stock or other securities or any stock or other securities that may be subsequently issued.

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     (d) No Voting Debt. No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of Company, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).

2.3	Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this

Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company’s Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The Board of Directors of the Company, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board of Directors of the Company, has approved and adopted this Agreement and approved the First Merger, determined that this Agreement and the terms and conditions of the First Merger and this Agreement are advisable and in the best interests of the Company and the Company Stockholders, and directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and unanimously recommended that all of the Company Stockholders adopt this Agreement. The affirmative votes of (i) the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of at least sixty-one percent (61%) of the outstanding shares of Company Preferred Stock (voting as a separate voting class), and (iii) the holders or at least a majority of the outstanding shares of Company Series B Stock are the only votes of the holders of the Company Capital Stock necessary to adopt this Agreement and approve the First Merger and the Charter Amendment (the “Company Stockholder Approval”). The execution of the Company Stockholder Consent by the Company Stockholders listed on Exhibit B-1 is sufficient for the Company Stockholder Approval.

     (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or to the knowledge of the Company, any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Amended and Restated Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company, in each case as amended to date, (B) any Material Contract, or (C) any Legal Requirements applicable to the Company or any of its material properties or assets, except in the case of clauses (ii)(B) or (C), where such violation, default, termination, cancellation or acceleration would not reasonably be expected to result in liability that is material to the Company.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and the Charter Amendment with the Secretary of State of the State of Delaware, and (ii) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to the Company’s ability to consummate the First Merger or to perform its obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

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2.4	Financial Statements.

(a) The Company has delivered to Acquirer its unaudited consolidated financial statements for each of the two fiscal years ended December 31, 2008 and December 31, 2009 and its unaudited consolidated financial statements for the three-month period ended March 31, 2010 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified, and (iii) are true, complete and correct in all material respects.

     (b) The Company has no Liabilities of any nature other than (i) those set forth or adequately provided for in the Balance Sheet included in the Financial Statements as of March 31, 2010 (the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since March 31, 2010 (the “Company Balance Sheet Date”) in the ordinary course, which are of the type that ordinarily recur and, individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, warranty, infringement, tort or violation of law, and (iii) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.

     (c) Neither the Company nor, to the Company’s knowledge, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company, or any claim or allegation regarding any of the foregoing.

     (d) No attorney representing the Company, whether or not employed by the Company, has reported to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

     (e) Schedule 2.4(e) of the Company Disclosure Letter accurately lists all Company Debt, including, for each item of Company Debt, the Contract governing the Company Debt and the interest rate, maturity date and any assets or properties securing such Company Debt. All Company Debt may be prepaid at the Closing without penalty under the terms of the Contracts governing such Company Debt.

     2.5 Absence of Certain Changes. Since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course, and since such date:

(a)	there has not occurred a Material Adverse Effect on the Company;

(b)	the Company has not made or entered into any Contract or letter of intent with respect to, or otherwise effected, any acquisition, sale, license, disposition or transfer of any material asset of the Company (other than Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix) to its customers in the ordinary course of its business consistent with its past practice);

     (c) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption,

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purchase or other acquisition by the Company of any of its securities (other than repurchases of Unvested Company Shares in accordance with Contracts governing such shares), or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

     (d) the Company has not amended, renewed or terminated any Material Contract, and there has not occurred any default or breach by the Company under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound;

     (e) there has not occurred any amendment or change to the Amended and Restated Certificate of Incorporation or Bylaws or other equivalent organizational or governing documents of the Company;

     (f) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its directors, officers, employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries), any adoption or modification of any Company Employee Plans (as defined in Section 2.13(a)), any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and Internal Revenue Notice 2005-1, or any new loans or advances or extension of existing loans or advances to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons;

     (g) there has not occurred the execution of any Contracts or the extension of the term of any existing Contract with any Person in the employ or service of the Company, other than employment offer letters to new employees made in the ordinary course of business;

     (h) there has not occurred any terminations, suspensions or resignations with respect to the management, supervisory or other key personnel of the Company, any termination of employment of a material number of employees, or any labor dispute or claim of unfair labor practices involving the Company;

     (i) the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guarantor or surety with respect to the obligations of any other Person;

     (j) the Company has not paid or discharged any Encumbrance or Liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business since the Company Balance Sheet Date;

(k) the Company has not cancelled or waived any Liabilities owed to it;

     (l) the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $20,000, or given any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;

     (m) there has been no damage, destruction or loss, whether or not covered by insurance, affecting the material assets, properties or business of the Company;

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     (n) the Company has not sold, disposed of, transferred or licensed to any Person any rights to any Company Intellectual Property (as defined in Section 2.10(a)(v)) other than pursuant to Standard Outbound IP Agreements (as defined in Section 2.10(a)(ix)), or has acquired or licensed from any Person any Intellectual Property (as defined in Section 2.10(a)(iii)) other than pursuant to Standard Inbound IP Agreements (as defined in Section 2.10(a)(viii)) or sold, disposed of, transferred or provided a copy of any Company Source Code (as defined in Section 2.10(a)(xi)) to any Person; and

     (o) there has not occurred any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (n) (other than negotiations and agreements with Acquirer and its representatives regarding the transactions contemplated by this Agreement).

     2.6 Litigation. There is no private or governmental action, suit, proceeding, claim, mediation, arbitration or investigation against the Company or any of its assets or properties, or to the knowledge of the Company, against any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company) pending before any Governmental Entity (a “Legal Proceeding”), or, to the knowledge of the Company, threatened against the Company or any of its assets or properties or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company), nor, to the knowledge of the Company, is there any reasonable basis for any such action, suit, proceeding, claim, mediation, arbitration or investigation. There is no judgment, decree, injunction or order against the Company, any of its assets or properties, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). The Company has no Legal Proceeding pending against any other Person.

     2.7 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have, whether before or after consummation of the First Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any Person.

2.8	Compliance with Laws; Governmental Permits.

(a) The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any Legal Requirement with respect to the conduct of the Business, or the ownership or operation of the Business. Neither the Company nor, to the Company’s knowledge any director, officer, Affiliate or employee thereof (in their capacities as such or relating to their employment, services or relationship with the Company), has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

     (b) The Company has obtained each federal, national, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its material assets or properties or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company

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Authorizations”), the failure or which to so obtain would result in material Liability to the Company, and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement, except where such termination or impairment can be cured following the Effective Time by the submission of a filing and/or a fee notifying the other party to such Company Authorization of the consummation of the First Merger.

2.9	Title to, Condition and Sufficiency of Assets.

(a) The Company has good and valid title to all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances, (ii) such imperfections of title and non-monetary Encumbrances as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing indebtedness that is reflected on the Company Balance Sheet. Notwithstanding the foregoing, the representations in this Section 2.9(a) do not apply to Company Intellectual Property, which are covered by the representations in Section 2.10. Schedule 2.9(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company. The Company does not own any real property.

     (b) The assets owned by the Company (i) constitute all of the assets that are necessary to conduct, operate, and continue the Business, and (ii) constitute all of the assets that are used in the Business, without (A) the need for Acquirer to acquire or license any other asset, property or Intellectual Property, or (B) the breach or violation of any Contract.

	2.10	Intellectual Property.
		(a)	As used in this Agreement, the following terms shall have the meanings indicated
below:
			(i)	“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all other rights in inventions and discoveries anywhere in the world (including rights in invention disclosures); common law and statutory rights associated with trade secrets, confidential and proprietary information, and know how; industrial designs and any registrations and applications therefor; trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto; and moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing.

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     (ii) “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or of any Intellectual Property Rights in any form and embodied in any media.

     (iii) “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.

     (iv) “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned by or exclusively licensed to the Company.

     (v) “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third Party Intellectual Property that is licensed to the Company.

     (vi) “Company Intellectual Property Agreements” means any Contract to which the Company is a party or is otherwise bound and (A) pursuant to which the Company has granted to a third party any rights with respect to any Company Intellectual Property or licensed from a third party any Third Party Intellectual Property, or (B) that otherwise governs any Company Intellectual Property.

     (vii) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks or service marks, applications to register trademarks or service marks, intent-to-use applications, or other registrations or applications related to trademarks or service marks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property Right that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of, the Company.

     (viii) “Standard Inbound IP Agreements” means (i) non-disclosure agreements entered into by the Company in the ordinary course of its business (each a “Standard NDA”), granting to the Company a limited right to use a third party’s confidential information, and (ii) “shrink wrap” and similar generally available commercial end-user licenses to software that that have an individual acquisition cost of $5,000 or less.

     (ix) “Standard Outbound IP Agreements” means (i) Standard NDAs, granting to a third party a limited right to use the Company’s confidential information, and (ii) non-exclusive object code licenses of Company Products granted by the Company in the ordinary course of its business consistent with past practice on its standard form of customer agreement (a copy of which has been provided to Acquirer’s counsel) where such form has not been modified in a material manner.

     (x) “Third Party Intellectual Property” means any and all Intellectual Property that is owned by a third party.

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     (xi) “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company.

     (xii) “Company Source Code” means, collectively, any software source code, any material portion or aspect of software source code, or any material proprietary information or algorithm contained in or relating to any software source code, of any Company-Owned Intellectual Property or Company Products.

     (b) The Company owns or has the valid right or license to use and, to the extent that it does any of the following, to develop, make, have made, offer for sale, sell, import, copy, modify, create derivative works of, distribute, license, and dispose of, all Intellectual Property used in, necessary to or that would be infringed by the conduct of the Business. The Company Intellectual Property is sufficient for the conduct of the Business.

     (c) The Company has not transferred ownership of, or agreed to transfer ownership of, any material Intellectual Property that is or was Company-Owned Intellectual Property, to any third party. The Company has not permitted the Company’s rights in any material Intellectual Property that is or was Company-Owned Intellectual Property to enter the public domain or, with respect to any Intellectual Property Rights for which the Company has submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

     (d) The Company owns and has good and exclusive title to each item of Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances). After the Closing, all Company-Owned Intellectual Property will be fully transferable, alienable and licensable by Acquirer without restriction and without payment of any kind to any third party other than those restrictions any payments that are applicable to the Company prior to the Closing. The right, license and interest of the Company in and to all Third Party Intellectual Property are free and clear of all Encumbrances (other than restrictions contained in the applicable written license agreements with such Third Parties and Permitted Encumbrances).

     (e) Schedule 2.10(e)(i) of the Company Disclosure Letter lists all Company Products (including services). Schedule 2.10(e)(ii) of the Company Disclosure Letter lists all Third Party Intellectual Property that is incorporated into, integrated into, or bundled with any of the Company Products including any Third Party Intellectual Property used to provide any Company Products that are services but excluding any Standard IP Agreements.

     (f) Schedule 2.10(f) of the Company Disclosure Letter lists (i) all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; (ii) all actions that are required to be taken by the Company within 120 days of the Agreement Date with respect to any of the Company Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Company Registered Intellectual Property; and (iii) any proceedings or actions before any court or tribunal anywhere in the world related to any of the Company Registered Intellectual Property (other than ordinary course pre-issuance proceedings and actions before the United States Patent and Trademark Office (“PTO”) and other similar Governmental Entities that are responsible for the issuance and registration of such Company Registered Intellectual Property).

     (g) Each item of Company Registered Intellectual Property is valid and subsisting (or in the case of applications, applied for), all registration, maintenance and renewal fees currently due in

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connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. Without limiting the foregoing, the Company has complied with the duty of candor and disclosure to the PTO and any relevant foreign patent office with respect to all patent applications filed by or on behalf of the Company (the “Patent Applications”) and have made no material misrepresentation in the Patent Applications.

(h) With respect to the Company Intellectual Property Agreements:

     (i) The Company is not or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Company Intellectual Property Agreement in any material respect and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company Intellectual Property Agreement, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing.

     (ii) Following the Closing, the Company (as wholly owned by Acquirer) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

     (iii) None of the Company Intellectual Property Agreements grants to any third party exclusive rights to or under any Company Intellectual Property.

     (iv) Except as provided in Section Schedule 2.10(h)(iv) of the Company Disclosure Letter, none of the Company Intellectual Property Agreements grants to any third party the right to sublicense any Company Intellectual Property other than sublicenses to end users.

     (v) There are no disputes regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder.

     (vi) No Company Intellectual Property Agreement requires the Company to include any Third Party Intellectual Property in any Company Product or obtain any third party’s approval of any Company Product at any stage of development, licensing, distribution or sale of such Company Product.

     (vii) The Company has obtained valid, written, licenses (sufficient for the conduct of the Business) to all Third Party Intellectual Property that is incorporated into, integrated or bundled by the Company with any of the Company Products (including any Third Party Intellectual Property used to provide any Company Products that are services).

     (i) Neither this Agreement nor the transactions contemplated by this Agreement will result in: (i) Acquirer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by or licensed to Acquirer or any of its Affiliates, (ii) Acquirer or any of its Affiliates being bound by or subject to any exclusivity obligations, non-compete or other restrictions on

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the operation or scope of their respective businesses, or (iii) Acquirer or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

     (j) There are no royalties, honoraria, fees or other payments payable by the Company to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Intellectual Property by the Company.

     (k) To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party. The Company has not brought any Legal Proceeding for infringement or misappropriation of any Intellectual Property Right or breach of any Company Intellectual Property Agreement.

     (l) The Company has not been sued in any suit, action or proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any third party or which contests the validity, ownership or right of the Company to exercise any Intellectual Property Right. The Company has not received any written communication that involves an offer to license or grant any other rights or immunities under any Intellectual Property Right of a third party where such written communication relates to any claim of infringement or misappropriation of any Intellectual Property Right of any third party.

     (m) The Company is not infringing, misappropriating or violating and has not infringed, misappropriated or violated the Intellectual Property Rights of any third party. In addition, the operation of the Business, including (i) the design, development, manufacturing, reproduction, branding, marketing, advertising, promotion, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s use of any product, device or process used in the Business has not infringed, misappropriated, or violated, does not and will not infringe, misappropriate, or violate the Intellectual Property Rights of any third party, and does not constitute unfair competition or unfair trade practices under the laws of the United States and there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the Business is infringing, misappropriating, or violating, or has infringed, misappropriated, or violated, any Intellectual Property Right of a third party.

     (n) No Company-Owned Intellectual Property or Company Product is subject to any proceeding, outstanding decree, order, judgment, settlement agreement, stipulation, or “march in” right that restricts in any manner the use, transfer, or licensing thereof by the Company, or which may affect the validity, use or enforceability of any such Company-Owned Intellectual Property.

     (o) The Company has not received any written opinion of counsel that any Company Product or the operation of the Business does or does not infringe, misappropriate, or violate any Intellectual Property Right of a third party or that any Intellectual Property Right of a third party is invalid or unenforceable.

     (p) The Company has secured from all consultants, employees and independent contractors and any other Person who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company (each, an “Author”) unencumbered and unrestricted exclusive ownership of all of each such Author’s

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Intellectual Property Rights in such contribution and has obtained a waiver from each such Author of any non-assignable rights. No such Author has retained any rights, licenses, claims or interest with respect to any Intellectual Property developed by such Author for the Company or the Company.

     (q) To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure (including patent disclosure), invention assignment, non-disclosure or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

     (r) The Company has taken commercially reasonable steps to protect and preserve the confidentiality of all material: confidential or non-public information of the Company or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written, legally binding agreement regarding the protection of such Confidential Information. The Company has not breached any confidentiality obligations that the Company has with its customers, with respect to Confidential Information received by the Company from its customer.

     (s) Schedule 2.10(s) of the Company Disclosure Letter lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license identified as an open source license by the Open Source Initiative (“Open Source Materials”) and that is used by the Company, and identifies for each item of Open Source Materials (i) the applicable open source license; (ii) whether the item is incorporated into or distributed with any Company Products, and if so, the applicable Company Products; (iii) and whether or not the item was modified by the Company. Except as noted on Schedule 2.10(s) the Company is in compliance with the terms and conditions of all licenses for the Open Source Materials.

     (t) Except as noted on Schedule 2.10(t) the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property or Company Products; (ii) distributed Open Source Materials in conjunction with any Company Intellectual Property or Company Products; or (iii) used Open Source Materials, in such a way, with respect to (i), (ii), or (iii), that requires, as a condition of such use, modification and/or distribution of such Open Source Materials, that Company-Owned Intellectual Property incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

     (u) All Company Products (including services) sold, licensed, leased or delivered by the Company to customers on or prior to the Closing Date materially conform to applicable contractual commitments, and express and implied warranties (to the extent not subject to legally effective express exclusions thereof). To the knowledge of the Company, there is no legitimate basis for any present or future Legal Proceeding against the Company giving rise to any material Liability relating to the

25-

foregoing Contracts for replacement or repair thereof or other damages in connection therewith in excess of any reserves therefor reflected on the Company Balance Sheet.

     (v) Except as noted on Schedule 2.10(v), neither the Company, nor any other Person then acting on its behalf has disclosed, delivered or licensed to any third party, agreed or obligated itself to disclose, deliver or license to any third party, or permitted the disclosure or delivery to any escrow agent or other third party of, any Company Source Code.

     (w) Except as noted on Schedule 2.10(w), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Person then acting on their behalf to any third party of any Company Source Code. Without limiting the foregoing, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will result in release from escrow or other delivery to a third party of any Company Source Code.

     (x) The Company has no present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any third party any license or right to any Company-Owned Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body or any similar organization.

     (y) To the knowledge of the Company, the Company has complied in all material respects with all applicable United States Legal Requirements and its internal privacy policies relating to (a) the privacy of users of its products and services and all Internet websites owned, maintained or operated by the Company (the “Company Websites”) and (ii) the use, collection, storage, disclosure and transfer of any personally identifiable information collected by or provided to the Company or by third parties having authorized access to the records, databases and Company Websites of the Company. To the knowledge of the Company, each of the Company Websites and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable United States Legal Requirements in effect as of the applicable dates and none of such disclosures made or contained in any Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable United States Legal Requirement. The Company’s privacy practices conform, and at all times have conformed, in all material respects to its privacy policies. No claims have been asserted or, to the knowledge of the Company, are threatened against the Company by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights under the privacy policies of the Company. With respect to all personal and user information described in this Section 2.10(y), the Company has at all times taken steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that the information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. To the knowledge of the Company, there has been no unauthorized access to or other misuse of that information. To the knowledge of the Company, the execution, delivery and performance of this Agreement, will comply with all applicable United States Legal Requirements relating to privacy and with the Company’s privacy policies. The Company has not received a written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

     (z) To the knowledge of the Company, the Company has not experienced any material: breach of security or otherwise unauthorized access by third parties to Confidential Information, including personally identifiable information in the Company’s possession, custody or control.

     (aa) Schedule 2.10(aa) of the Company Disclosure Letter contains a complete list of all third party software development tools used by the Company in the Business (the “Third Party

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Development Tools”) excluding Standard IP Agreements. The Company has sufficient right, title and interest in and to the Third Party Development Tools for the conduct of the Business

     (bb) To the knowledge of the Company, none of the Company Products: (i) contains hidden files, viruses, time bombs, Trojan horses, or other malicious code or files designed to interrupt, destroy, or limit the functionality of any computer software or hardware, (ii) contains back doors, trap doors or other similar code designed to allow access into any computer software or hardware without going through normal built-in security checks and logs, or (iii) contains or are susceptible to any vulnerability described by any industry-recognized security vulnerability or notification service, including without limitation the United States Computer Emergency Response Team and Symantec Bugtraq.

	2.11	Environmental Matters.
		(a)	As used in this Agreement, the following terms shall have the meanings indicated
below:
			(i)	“Environmental and Safety Laws” shall mean any federal, national,

foreign, state or local laws, ordinances, codes, regulations, rules, policies and orders that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

     (ii) “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance, material or waste defined in or regulated under any Environmental and Safety Laws, but excludes office and janitorial supplies properly and safely maintained.

	(iii)	“Property” shall mean all real property leased or owned by the Company either currently or in the past.
	(iv)	“Facilities” shall mean all buildings and improvements on the Property.
(b)	(i) All Hazardous Materials of the Company have been disposed of in accordance in all material respects with all Environmental and Safety Laws; (ii) the Company has not received any notice of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws; (iii) no notices or Legal Proceedings are pending or threatened relating to an actual or alleged violation of any applicable Environmental and Safety Laws by the Company; (iv) The Company is not a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date; (v) to the Company’s knowledge, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from any of the Facilities or any Property; and (vi) to the Company’s knowledge, the Facilities and the Company’s uses and activities therein have at all times materially complied with all Environmental and Safety Laws.

2.12	Taxes.

(a) The Company, and any consolidated, combined, unitary or aggregate group for

Tax purposes of which the Company is or has been a member, have properly completed and timely filed all Tax Returns required to be filed by them and have timely paid all Taxes whether or not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and have been prepared

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in all material respects in compliance with all applicable Legal Requirements. The Company has delivered or made available to Acquirer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company.

     (b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business subsequent to the Company Balance Sheet Date. The Company has no Liability for unpaid Taxes for any period (or portions of any period) prior to, or through the Closing Date that are not included in the calculation of Company Net Working Capital.

     (c) There is (i) no claim for Taxes being asserted against the Company that has resulted in a lien against the property of the Company other than liens for Taxes not yet due and payable, (ii) no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company being conducted by a Tax Authority for which the Company has written notice thereof, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect, and (iv) no agreement to any extension of time for filing any Tax Return which has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

     (d) The Company has not been or will be required, other than by reason of the First Merger, to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the First Merger.

     (e) The Company is not a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company have any Liability or potential Liability to another party under any such agreement.

     (f) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

     (g) The Company has not consummated or participated in, and none of them are currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, nor are any of them currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

     (h) Neither the Company nor any predecessor of the Company has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company or any predecessor of the Company was not the ultimate parent corporation.

     (i) The Company does not have any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

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     (j) The Company has disclosed in Schedule 2.12(j) of the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

     (k) The Company will not be required to include in income, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) entered into prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

     (l) The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

     (m) The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities.

     (n) The Company has provided to Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

     (o) The Company is not nor has it ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

     (p) The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the First Merger.

     (q) The Company has complied (and until the Closing will comply) with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

     (r) There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate (as defined below) to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or

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could reasonably be expected to, as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.12(r) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date.

     (s) Schedule 2.12(s) to the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party. Each such nonqualified deferred compensation plan to which the Company is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code

     (t) The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor Acquirer has incurred or will incur any liability or obligation to withhold taxes under Section 409A of the Code upon the vesting of any Company Options.

     (u) The Company has delivered to Acquirer correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center with respect to any Unvested Company Shares or other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers.

2.13	Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the

Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) other than the Company Option Plan, all stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, and (vi) all employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of greater than $1,000 remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”). Correct and complete copies of all material documentation relating to the Company Employee Plans have been provided to Acquirer prior to the Agreement Date.

     (b) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company has

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complied in all material respects with the requirements of COBRA. There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in material compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. No Company Employee Plan is covered by, and neither the Company nor ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary administrative expenses typically incurred in a termination event). No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.

     (c) Neither the Company nor current or former ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

     (d) Neither the Company nor ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

     (e) Each Company Employee Plan sponsored, maintained or contributed to under the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a “Foreign Plan”) is listed in Schedule 2.13(e) of the Company Disclosure Letter. Each Foreign Plan, is in compliance in all material respects with its terms and the provisions of the Legal Requirements of each jurisdiction in which such Foreign Plan is maintained, to the extent those Legal Requirements are applicable to such Foreign Plan, (ii) there are no pending investigations by any governmental body involving such Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Plan), suits or proceedings against such Foreign Plan or asserting any rights or claims to benefits under such Foreign Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan, and (vii) except as required by applicable Legal Requirements, no condition exists that would prevent the Company from terminating or amending any Foreign Plan at any time for any reason in accordance with the terms of each such Foreign Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company balance sheet and any normal and reasonable expenses typically incurred in a termination event.

     (f) The Company is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice. The Company has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The

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Company has maintained adequate up-to-date records regarding the service of its employees and has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There is no litigation or controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its employees or any trade union or other organization formed for a similar purpose or any other employee representative(s), which controversies have or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or governmental investigation and, to the knowledge of the Company, there are no circumstances which are likely to give rise to such litigation or controversies.

     (g) Schedule 2.13(g) of the Company Disclosure Letter sets forth a true, correct and complete list as of the Agreement Date of all severance Contracts and employment Contracts to which the Company is a party or by which the Company is bound. The Company has no obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which Company has established a reserve for such amount on the Company Balance Sheet and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(g) of the Company Disclosure Letter. The Company is not a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company, and the Company has no duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. The Company has no knowledge of any activities or proceedings of any labor union to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere with the business activities of the Company. Neither the Company, nor to the knowledge of the Company any of its representatives or employees, has committed any unfair labor practice in connection with the operation of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or to the knowledge of the Company, threatened.

     (h) To the knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(h) of the Company Disclosure Letter, no employee of the Company has given notice to the Company or is under a notice of dismissal, nor does the Company have knowledge, that any such employee intends to terminate his or her employment with the Company. The employment of the employees of the Company is “at will” and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as set forth on Schedule 2.13(h) of the Company Disclosure Letter. As of the date hereof, the Company has not (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Closing Date.

     (i) Schedule 2.13(i) of the Company Disclosure Letter sets forth a true, correct and complete list of the names, positions and rates of compensation of all officers, directors, and employees of the Company, showing each such person’s name, position, annual base salary, target bonus

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and target commissions, status as exempt/non-exempt, for the current fiscal year and the most recently completed fiscal year.

     (j) The Company has provided to Acquirer a true, correct and complete list of all of its consultants, advisory board members and independent contractors and for each the initial date of the engagement and whether the engagement has been terminated by written notice by either party.

     (k) The Company has provided to Acquirer’s counsel true, correct and complete copies of each of the following: all forms of offer letters; all forms of employment agreements and severance agreements; all forms of services agreements and agreements with current and former consultants and/or advisory board members; all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto); the most current management organization chart(s); all agreements and/or insurance binders, which insurance binders shall provide a complete and correct summary of the underlying insurance policies, providing for the indemnification of any officers or directors of the Company and a summary of Liability for termination payments to current and former directors, officers and employees of the Company.

     (l) The Company has delivered to Acquirer true and complete copies of all election statements under Section 83(b) of the Code that are in the Company’s possession with respect to any unvested securities or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers.

     (m) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event, (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person. No amount paid or payable by the Company in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or will not be deductible by the Company by reason of Code Section 280G. Schedule 2.13(m) of the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder).

     2.14 Interested Party Transactions. None of the officers and directors of the Company and, to the knowledge of the Company, none of the employees or stockholders of the Company, nor any immediate family member of an officer, director, employee or stockholder of the Company, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded and except for normal compensation for services as an officer, director or employee thereof). To the knowledge of the Company, none of said officers, directors, employees, stockholders or immediate family members has any interest in any property, real or

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personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of stockholders under applicable Legal Requirements.

2.15 Insurance. The Company maintains the policies of insurance and bonds set forth in

Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible as well all material claims made under such policies and bonds during the last three fiscal years. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.16 Books and Records. The Company has delivered or made available to Acquirer or its legal counsel the minute books containing all records of all proceedings, consents, actions and meetings of board of directors and/or any committees thereof or stockholders of Company. The minute books of Company provided to Acquirer contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Company that have occurred since inception. All actions that require approval of the board of directors and/or committees thereof or stockholders of Company have been duly approved, as necessary, by the boards of directors and/or committees thereof and stockholders of Company in accordance with Delaware Law and other applicable corporate law.

2.17	Material Contracts.

(a) Except for this Agreement and the Contracts specifically identified in

Schedule 2.17 of the Company Disclosure Letter, the Company is not a party to or bound by any of the following Contracts (each a “Material Contract”):

     (i) any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative Contract pursuant to which any Person has a right to market, resell or distribute any Company Products (each a “Reseller Agreement”);

     (ii) any continuing Contract for the purchase, sale or license of materials, supplies, equipment, services, software, Intellectual Property or other assets, other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter;

     (iii) any Contract that expires or may be renewed at the option of any Person other than the Company so as to expire more than one year after the date of this Agreement other than a Contract which is terminable for any reason by the Company within one year after the date of this Agreement and other than Standard Inbound IP Agreements, Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) or (x) of the Company Disclosure Letter and standard “click-through” customer contracts in the ordinary course of business;

     (iv) any mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging, forward, swap or other derivative arrangement, or any leasing transaction of the type required to be capitalized in accordance with GAAP;

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	(v)	any Contract providing for capital expenditures in excess of $50,000 in the aggregate;

	(vi)	any Contract limiting the freedom of the Company to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation to any Person, or any Contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

     (vii) any Contract pursuant to which the Company is a lessor or lessee of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving in excess of $10,000 per annum;

     (viii) any Contract of guarantee, indemnification, assumption or any similar commitment with respect to, the Liabilities or indebtedness of any other Person other than Intellectual Property Rights and other indemnities granted by the Company under Standard Inbound IP Agreements and Standard Outbound IP Agreements;

     (ix) other than Standard Outbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which any Person is granted any rights to Company Intellectual Property or pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property;

     (x) other than Standard Inbound IP Agreements, all licenses, sublicenses and other Contracts pursuant to which the Company acquired or is granted any rights to Third Party Intellectual Property or pursuant to which the Company is granted the right to market, resell or distribute any products, technology or services of any Person;

     (xi) any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company, other than employee invention assignment agreements and consulting agreements with Authors on the Company’s standard form of agreement, copies of which have been provided to Acquirer’s counsel;

     (xii) any Contracts relating to the membership of, or participation by, the Company in, or the affiliation of the Company with, any industry standards group or association;

     (xiii) (A) any joint venture Contract, (B) other than Reseller Agreements, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or (C) any Contract that involves the payment of royalties to any other Person in excess of $5,000 per annum;

     (xiv) any Company Product warranty, other than standard warranties of Company included in the packaging of Company Products and warranties granted under Standard Outbound IP Agreements and Contracts listed in Schedule 2.17(a)(ix) of the Company Disclosure Letter;

     (xv) any Contract under which the Company provides any advice or services, consulting, professional services, software implementation, deployment or development services, or support services to any third party, other than standard technical support services for Company Products;

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     (xvi) other than engagement letters with legal counsel or accountants, any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

     (xvii) any Contract pursuant to which the Company has acquired a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;

     (xviii) any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor (each a “Government Contract”);

     (xix) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business;

(xx)	any settlement agreement;

(xxi)	any Contract with any labor union or any collective bargaining agreement or similar agreement with its employees; or

     (xxii) any other Contract or obligation not listed in clauses (i) through (xxi) that is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.

     (b) All Material Contracts are in written form. The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged in writing to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) pursuant to the terms of such Material Contract, give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. The Company has no Liability for renegotiation of government Contracts. Correct and complete copies of all Material Contracts (including all amendments thereto) have been provided to Acquirer prior to the Agreement Date.

     2.18 Transaction Fees. Neither the Company nor, to the knowledge of the Company, any Affiliate of the Company is obligated for the payment of any fees or expenses of any investment banker, broker, advisor (other than legal counsel or accountants), finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with the First Merger or any other transaction contemplated by this Agreement.

     2.19 Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Company Disclosure Letter, or in any

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certificate furnished by the Company pursuant to this Agreement, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company as follows:

     3.1 Organization and Standing. Acquirer and each of the Merger Subs is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the State of Delaware. Neither Acquirer nor any of the Merger Subs is in violation of any of the provisions of its Restated Certificate of Incorporation, Bylaws, Certificate of Formation or Operating Agreement, as applicable.

3.2	Authority; Noncontravention.

(a) Acquirer and each of the Merger Subs has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquirer and each of the Merger Subs. This Agreement has been duly executed and delivered by Acquirer and each of the Merger Subs and constitutes the valid and binding obligation of Acquirer and each of the Merger Subs enforceable against Acquirer and each of the Merger Subs, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

     (b) The execution and delivery of this Agreement by Acquirer and each of the Merger Subs do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Restated Certificate of Incorporation or Bylaws of Acquirer, in each case as amended to date, or (ii) any applicable Legal Requirement, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Sub I’s ability to consummate the First Merger or to perform their respective obligations under this Agreement.

     (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquirer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, and (ii) such consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Acquirer’s or Sub I’s ability to consummate the First Merger or to perform their respective obligations under this Agreement and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

     3.3 Capitalization. The authorized capital stock of Acquirer consists of 200,000,000 shares of Common Stock, par value $0.001 per share, of which 71,990,566 were issued and outstanding as of February 19, 2010, and 5,000,000 shares of Preferred Stock, none of which are issued and outstanding.

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     3.4 Issuance of Aggregate Closing Stockholder Consideration. The Aggregate Closing Stockholder Consideration to be issued by Acquirer to the Company Stockholders pursuant to the terms of this Agreement and the transactions contemplated by this Agreement have been duly authorized by Acquirer and, when issued and delivered, will be duly and validly issued, fully paid and nonassessable and issued in compliance with applicable federal and California securities laws, assuming the accuracy of representations contained in investor representation letters.

3.5	SEC Filings; Financial Statements.

(a) Acquirer has filed all Exchange Act forms and periodic reports required to be filed by Acquirer with the SEC since Acquirer’s initial public offering and has made available to the Company such forms and reports in the form filed with the SEC. All such required forms and reports (including those that Acquirer may file subsequent to the Agreement Date) are referred to herein as the “Acquirer SEC Reports.” As of their respective dates, the Acquirer SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder applicable to such Acquirer SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Acquirer SEC Report that was filed prior to the Agreement Date.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquirer SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto); and (iii) fairly presented in all material respects the consolidated financial position of Acquirer as at the respective dates thereof and the consolidated results of Acquirer’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.

     3.6 Litigation. Except as disclosed in the Acquirer SEC Reports, as of the Agreement Date, there is no litigation pending or, to Acquirer’s knowledge, threatened against Acquirer, which is reasonably likely to succeed on its merits and if adversely determined would have a Material Adverse Effect on Acquirer.

     3.7 No Prior Operations of Merger Subs. Each of the Merger Subs was formed solely for the purpose of effecting the Mergers and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

ARTICLE 4 CONDUCT PRIOR TO THE CLOSING DATE

     4.1 Conduct of Business of the Company. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time:

     (a) the Company shall conduct its business solely in the usual, regular and ordinary course in substantially the same manner as heretofore conducted (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer) and in compliance with all applicable Legal Requirements;

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     (b) the Company shall (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, (C) use commercially reasonable efforts and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business, (D) use commercially reasonable efforts and policies to sell Company products consistent with past practices as to license, service and maintenance terms, incentive programs, and in accordance with GAAP requirements as to revenue recognition and (E) use its commercially reasonable efforts and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing, provided, however that in no case shall the notification of third parties of the execution of this Agreement for the purpose of soliciting consent or novation pursuant to the provisions of this Agreement constitute a failure to use commercially reasonable efforts and policies;

     (c) the Company shall promptly notify Acquirer of any change, occurrence or event not in the ordinary course of its business, or of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in Article 6 not to be satisfied; and

     (d) the Company shall assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the First Merger, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract to lapse or terminate by its terms.

     4.2 Restrictions on Conduct of Business of the Company. Without limiting the generality or effect of the provisions of Section 4.1, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not do, cause or permit any of the following (except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Acquirer):

     (a) Charter Documents. Cause or permit any amendments to its Amended and Restated Certificate of Incorporation or Bylaws or equivalent organizational or governing documents, other than the Charter Amendment;

     (b) Dividends. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock (unless doing so would not cause the Company to be unable to maintain a Company Net Working Capital of at least $100,000), or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;

     (c) Material Contracts. Enter into any Contract that would constitute a Material Contract (other than customer contracts in the ordinary course of business) or violate, terminate, amend, or otherwise materially modify or waive any of the material terms of any of its Material Contracts, unless otherwise provided for in this Agreement;

     (d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Company

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Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than: (i) the issuance of shares of Company Capital Stock pursuant to the exercise of Company Options that are outstanding as of the Agreement Date; and (ii) the repurchase of any shares of Company Common Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;

     (e) Employees; Consultants; Independent Contractors. (i) Hire any additional officers or other employees (except up to ten (10) newly hired employees in the ordinary course of business using the Company’s standard form of offer letter which provides for at-will employment), or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any management, supervisory or other key personnel of the Company, (iii) enter into, amend or extend the term of any employment or consulting agreement with any officer, employee, consultant or independent contractor, or (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by applicable Legal Requirements);

     (f) Loans and Investments. (A) Make any loans or advances (other than routine expense advances to employees of the Company) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money, or (B) incur any indebtedness for borrowed money or guarantee any such indebtedness;

     (g) Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company IP Rights (other than under Standard Inbound IP Agreements or Standard Outbound IP Agreements), or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis, consistent with past practices);

     (h) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of its products, technology, Intellectual Property or business, or containing any non-competition covenants or other restrictions relating to its or Acquirer’s business activities;

     (i) Dispositions; Acquisitions. (A) Sell, lease, license or otherwise dispose of any of its properties or assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with its past practice, or enter into any Contract with respect to the foregoing, or (B) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(j)	Leases. Enter into any operating lease or similar transaction;

(k)	Payment of Obligations. Pay, discharge or satisfy any claim or Liability arising otherwise than in the ordinary course of business, other than the payment, discharge or satisfaction of

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Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business;

     (l) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $20,000 individually or $50,000 in the aggregate;

	(m)	Insurance. Materially change the amount of any insurance coverage;
	(n)	Termination or Waiver. Cancel, release or waive any material claims or rights held by it;
	(o)	Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under applicable Legal Requirements, pay any special bonus or special remuneration to any employee or non-employee director or consultant or increase the salaries, wage rates or fees of its employees or consultants (other than pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(o) of the Company Disclosure Letter);

     (p) Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration made pursuant to preexisting plans, policies or Contracts which have been disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Letter);

     (q) Lawsuits; Settlements. (i) Commence a lawsuit other than for the routine collection of bills or for a breach of this Agreement, or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute (except where the amount in controversy does not exceed $10,000 and does not involve injunctive or other equitable relief);

     (r) Taxes. Make or change any election in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, adopt or change any accounting method in respect of Taxes, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or enter into intercompany transactions giving rise to deferred gain or loss of any kind;

     (s) Real Property; Encumbrances. Enter into any agreement for the purchase, sale or lease of any real property, or place or allow the creation of any Encumbrance (other than Permitted Encumbrances) on any of its properties;

     (t) Warranties, Discounts. Materially change the manner in which it provides warranties, discounts or credits to customers, or give any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;

     (u) Interested Party Transactions. Enter into any Contract in which any officer, director, employee, agent or stockholder of the Company (or any member of their immediate families) has an interest under circumstances that, if entered immediately prior to the Agreement Date, would require that such Contract be listed on Schedule 2.14 of the Company Disclosure Letter; and

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     (v) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (u) in this Section 4.2.

ARTICLE 5 ADDITIONAL AGREEMENTS

5.1	Stockholder Approval and Board Recommendation.

(a) The Company shall take all action necessary in accordance with this Agreement,

Delaware Law, its Amended and Restated Certificate of Incorporation and its Bylaws to secure the Company Stockholder Approval. The Company’s obligation to secure the Company Stockholder Approval in accordance with this Section 5.1(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or in the event that the Company Board withholds, withdraws, amends or modifies its recommendation to the Company Stockholders in favor of the Company Stockholder Approval. The Company shall exercise commercially reasonable efforts to obtain an executed Company Stockholder Consent from each Company Stockholder not listed in Exhibit B-1. Promptly upon receipt of the executed Company Stockholder Consent from sufficient Company Stockholders to secure the Company Stockholder Approval, the Company shall deliver copies thereof to Acquirer.

     (b) (i) The Company’s Board of Directors shall unanimously recommend that the Company’s stockholders vote in favor of the approval of the First Merger and the Charter Amendment and adoption of this Agreement pursuant to the Company Stockholder Consent; (ii) any information statement or other disclosure document distributed to the Company’s stockholders in connection with this transaction shall include a statement to the effect that the Company’s Board of Directors has unanimously recommended that the Company’s stockholders vote in favor of the approval of the First Merger and the Charter Amendment and adoption of this Agreement pursuant to the Company Stockholder Consent (such document, the “Information Statement”); and (iii) neither the Company’s Board of Directors nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Company’s Board of Directors that the Company Stockholders vote in favor of the approval of the First Merger and adoption of this Agreement.

5.2	No Solicitation.

(a) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement pursuant to Article 7, the Company will not, nor will it authorize or permit any of its officers, directors, affiliates, stockholders or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (as hereinafter defined), (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, or (v) enter into any other transaction or series of transactions not in the ordinary course of the Company’s business, the

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consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the First Merger. The Company will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal. If any Company Representative, whether in his or her capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.

     5.3 “Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (A) any acquisition or purchase from the Company, or from the Company Stockholders, by any Person or Group (as hereinafter defined) of more than a 10% interest in the total outstanding voting securities of Company or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 10% or more of the total outstanding voting securities of the Company or any merger, consolidation, business combination or similar transaction involving the Company; (B) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of more than 10% of the assets of the Company in any single transaction or series of related transactions; or (C) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property.

     5.4 “Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.

     (a) The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer. Such notice shall describe (1) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and (2) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing.

5.5	Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Acquirer and the Company have previously executed a confidentiality agreement dated April 17, 2010 (the “Confidentiality Agreement”) which shall continue in full force and effect in accordance with its terms. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto.

     (b) The Company shall not, and the Company shall cause each Company Representative not to, directly or indirectly, issue any press release or other public statement relating to

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the terms of this Agreement or the transactions contemplated hereby without the prior written approval of Acquirer, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything herein or in the Confidentiality Agreement, Acquirer and the Company shall mutually agree on the content of the joint press release announcing the First Merger and thereafter Acquirer may make such other public statements regarding this Agreement or the transactions contemplated hereby as Acquirer may determine is reasonably appropriate.

     5.6 Reasonable Efforts. Each of the parties hereto agrees to use its commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the First Merger and the other transactions contemplated hereby, including the satisfaction of the respective conditions set forth in Article 6, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the First Merger and the other transactions contemplated hereby.

5.7	Third Party Consents; Notices.

(a) The Company shall use commercially recoverable efforts to obtain prior to the

Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b) of the Company Disclosure Letter if entered into prior to the Agreement Date).

     (b) The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other applicable Legal Requirements in connection with the transactions contemplated by this Agreement.

     5.8 Litigation. The Company will (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it, or known by the Company to be threatened against the Company, or any of its directors, officers, employees or stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

     5.9 Access to Information. During the period commencing on the Agreement Date and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall afford Acquirer and its accountants, counsel and other representatives, reasonable access during business hours to (a) all of the Company’s properties, books, Contracts and records and (b) all other information concerning the business, properties and personnel of the Company as Acquirer may reasonably request. No information or knowledge obtained by Acquirer during the pendency of the transactions contemplated by this Agreement in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, condition or obligation under this Agreement.

     5.10 Expenses. Whether or not the First Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including Transaction Expenses) shall be paid by the party incurring such expense; provided, however, that if the

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First Merger is consummated, Acquirer shall pay all Transaction Expenses that remain unpaid as of immediately prior to the Effective Time; provided, further, that all such Transaction Expenses so paid by Acquirer shall be taken into account in the calculation of the Total Merger Consideration according to the definition of such term.

5.11	Employees and Contractors.

(a) With respect to any employee of the Company who receives an offer of employment from Acquirer or the First Step Surviving Corporation, the Company shall assist Acquirer with its efforts to enter into Employment Documents with such employee as soon as practicable after the date hereof and in any event prior to the Closing Date. Notwithstanding any of the foregoing, neither Acquirer nor the First Step Surviving Corporation shall have any obligation to make an offer of employment to any employee of the Company (other than the Employment Documents previously extended to and executed by the Key Employees on the Agreement Date). With respect to matters described in this Section 5.9, the Company will not send any notices or other communication materials to any of its employees that may adversely affect Acquirer’s attempt to hire or retain such employees without Acquirer’s prior written consent. Effective no later than immediately prior to the Closing, the Company shall terminate the employment of each of those Company employees who (i) have not received an offer of continued employment with the First Step Surviving Corporation or Acquirer prior to the Closing Date, or (ii) have declined an offer of continued employment with the First Step Surviving Corporation or Acquirer prior to the Closing Date (the “Designated Employees”).

     (b) All Company employees who shall be in employment with Acquirer immediately following the Effective Time (the “Continuing Employees”) shall participate in Acquirer’s employee benefit plans and programs maintained by Acquirer that are substantially similar in the aggregate to those applicable to employees of Acquirer in similar functions and positions on similar terms, except where doing so would result in duplication of benefits.

     5.12 Load Testing. The Company shall cooperate with Acquirer, including providing access to its systems and technical personnel, and to take or cause to be taken, all actions, and to do, or cause to be done, all actions necessary to enable Acquirer to undertake and complete its load testing with respect to the Company Products and use reasonable efforts to implement any changes to the Company Products requested by Acquirer in connection therewith.

     5.13 Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate all Company Employee Plans intended to include a Code Section 401(k) arrangement (unless Acquirer provides written notice to the Company no later than three Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). Unless Acquirer provides such written notice to the Company, no later than three Business Days prior to the Closing Date, the Company shall provide Acquirer with evidence that such Company Employee Plan(s) have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company’s Board of Directors. The form and substance of such resolutions shall be subject to review and approval of Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer no later than three Business Days prior to the Closing Date.

     5.14 Section 280G Stockholder Approval. The Company shall use its commercially reasonable efforts to solicit the approval by such number of Company Stockholders as is required by the

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terms of Section 280G(b)(5)(B) so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all accelerated vesting payments, benefits, options and/or stock provided pursuant to agreements, contracts or arrangements that might otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such stockholder vote to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

5.15	Issuance of Acquirer RSUs; Section 83(b) Election Statements.

(a) As soon as reasonably practicable after the Effective Time, but in no event later than ten (10) Business Days following the Effective Time, Acquirer shall issue to each holder of Unvested Company Options who is a Continuing Employee such number of Acquirer RSUs representing that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash payable for any fractional share eliminated by such rounding) of (i) the number of shares of Company Common Stock underlying the Unvested Company Options held by each such holder multiplied by (ii) the Ratio. Each such Acquirer RSU shall vest as set forth on Schedule 5.13(a). Any vesting acceleration terms that applied to an Unvested Company Option shall also apply to the Acquirer RSU.

     (b) The Company shall use its commercially reasonable efforts to cause the delivery to Acquirer at or prior to the Closing of a true, correct and complete copy of each election statement under Section 83(b) of the Code filed by each Person who acquired unvested shares of Company Common Stock (where applicable) after the Agreement Date (or prior to the Agreement Date to the extent not previously provided by the Company), together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.

5.16	Registration Rights.

(a) Subject to the receipt of the information required pursuant to Section 5.14(d), as soon as reasonably practicable following the Effective Time, but in no event later than thirty (30) days after the Closing Date, Acquirer shall file with the SEC a shelf registration statement (the “Registration Statement”) relating to the offer and sale of the shares of Acquirer Common Stock received by the Company Stockholders at Closing and the Escrow Shares (the “Initial Shares”) and thereafter shall use its reasonable efforts to cause such Registration Statement to become effective as promptly as is practicable, but in no event later than 60 days after the Closing Date.

     (b) The Company shall use its reasonable efforts to keep the Registration Statement continuously effective for the period beginning on the effective date of the Registration Statement until the earliest of (i) the sale pursuant to the Registration Statement of all of the Initial Shares, and (ii) such time as all of the Initial Shares may be sold by the respective Company Stockholders pursuant to Rule 144 and/or Rule 145 under the Securities Act, or another similar exemption, during a three-month period without registration.

     (c) Notwithstanding any other provisions hereof, Acquirer shall use its best efforts to ensure that (i) the Registration Statement and any amendment thereto and any prospectus forming part thereof and any supplement thereto complies in all material respects with the Securities Act and the rules and regulations thereunder, (ii) the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) any prospectus forming part of the Registration Statement, and any supplement to such prospectus (as amended or

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supplemented from time to time), does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (d) Notwithstanding any other provision hereof, no Company Stockholder may include any of its Initial Shares in the Registration Statement unless the Company Stockholder furnishes to the Company a fully completed questionnaire and such other information in writing about such Company Stockholder and its plan of distribution as the Company may reasonably request in writing for use in connection with the Registration Statement, all of which requests shall be made prior to, or in any case within seven (7) days after, the Closing Date.

     (e) Each Company Stockholder agrees not to sell any Initial Shares pursuant to the Registration Statement without delivering, or causing to be delivered, a prospectus included therein to the purchaser thereof.

     (f) No Company Stockholder may sell Initial Shares pursuant to the Registration Statement by means of an underwritten offering without the consent of Acquirer, which consent may be given or withheld in Acquirer’s sole discretion.

     (g) Notwithstanding any other provision hereof, Acquirer may delay the filing of the Registration Statement or suspend the use of the Registration Statement or any prospectus, not to exceed an aggregate of 60 calendar days, if the Board of Directors of Acquirer shall have determined in good faith that because of valid business reasons (not including avoidance of Acquirer’s obligations hereunder), including without limitation proposed or pending corporate developments, public filings with the SEC, restatements of financial results and similar events, it is in the best interests of Acquirer to delay such filing or suspend such use, and prior to delaying such filing or suspending such use Acquirer provides the Company Stockholders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension; provided, however, Acquirer’s rights pursuant to this Section 5.14(g) may be exercised no more than twice during each 12 month period following the Closing Date. Each Company Stockholder shall keep confidential any communications received by it from Acquirer regarding the suspension of the use of the Registration Statement or a prospectus, except as required by applicable law.

     5.17 Charter Amendment. Prior to the Closing, Company shall take all corporate action necessary to file the Charter Amendment with the Secretary of State of the State of Delaware.

5.18	Tax Matters.

(a) Acquirer, the Company Stockholders and the Company shall cooperate fully,

as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding.

     (b) The Company shall cause each Company Stockholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

     (c) Neither Acquirer nor the Company shall take any action prior to the Closing, and Acquirer shall not take any action or fail to take any action (and shall prevent the Final Surviving

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Entity from taking any action or failing to take any action) following the Closing that could cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; provided, however, the failure of the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code as a result of the Top-Up Payment shall be disregarded.

     (d) Acquirer shall not elect for federal income tax purposes to treat the Final Surviving Entity as an association taxable as a corporation, if such election could cause the Mergers to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.19	Indemnification of Company Directors and Officers.

(a) If the First Merger is consummated, then until the sixth anniversary of the

Effective Time, Acquirer will cause the First Step Surviving Corporation or, from and after the Second Effective Time, the Final Surviving Entity to fulfill and honor in all respects the obligations of the Company to each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and pursuant to the Company’s Amended and Restated Certificate of Incorporation or Bylaws, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims arising out of acts or omissions occurring at or prior to the Effective Time which are asserted after the Effective Time. Any claims for indemnification made under this Section 5.17(a) on or prior to the sixth anniversary of the Effective Time shall survive such sixth anniversary until the final resolution thereof.

     (b) Prior to the Effective Time, the Company may purchase tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably acceptable to the Company and Acquirer, which shall provide such directors and officers with coverage for six years following the Effective Time in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company, provided that the cost of such Insurance Coverage is included as a Transaction Expense. Acquirer shall cause the First Step Surviving Corporation or, from and after the Second Effective Time, the Final Surviving Entity to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Effective Time.

     (c) This Section 5.17 (i) shall survive the consummation of each of the Mergers, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Acquirer, the First Step Surviving Corporation or the Final Surviving Entity first arising after the Closing Date by contract or otherwise, (iv) shall be binding on all successors and assigns of Acquirer, the Surviving Corporation and, from and after the Second Effective Time, the Final Surviving Entity, and shall be enforceable by the Company Indemnified Parties, and (v) shall not be terminated or modified in such a manner as to adversely affect the rights of any Company Indemnified Party under this Section 5.17 without the written consent of such affected Company Indemnified Party.

     (d) The foregoing covenants under this Section 5.17 shall not apply to any claim for indemnification made by an Indemnified Person pursuant to Article 8 of this Agreement.

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ARTICLE 6 CONDITIONS TO THE FIRST MERGER

     6.1 Conditions to Obligations of Each Party to Effect the First Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions:

     (a) Company Stockholder Approval. The First Merger shall have been duly and validly approved and this Agreement shall have been duly and validly adopted, as required by Delaware Law and the Company’s Amended and Restated Certificate of Incorporation and Bylaws, each as in effect on the date of such approval and adoption, by the requisite written consent of the Company Stockholders.

     (b) Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the First Merger shall be in effect, nor shall any action have been taken by any Governmental Entity seeking any of the foregoing, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the First Merger, which makes the consummation of the First Merger illegal.

     (c) Governmental Approvals. Acquirer and the Company shall have obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the First Merger and the other transactions contemplated hereby.

     6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):

     (a) Representations, Warranties and Covenants. The representations and warranties of Acquirer in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). Acquirer shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

     (b) Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments and other documents set forth in Section 1.3(a).

     6.3 Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (it being understood that each such condition is solely for the benefit of Acquirer and may be waived by Acquirer in writing in its sole discretion without notice or Liability to any Person):

     (a) Representations, Warranties and Covenants. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects (except for such

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representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2, which representations and warranties shall be true and correct in all respects) on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date). The Company shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by the Company at or prior to the Closing.

     (b) Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments and other documents set forth in Section 1.3(b).

     (c) No Legal Proceedings. No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the First Merger or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of stock of the Surviving Corporation

     (d) No Material Adverse Effect. No Material Adverse Effect shall have occurred and be continuing with respect to the Company.

     (e) Non-Competition Agreement. Each Key Employee shall have executed and delivered the Non-Competition Agreements, such Non-Competition Agreements shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind such Non-Competition Agreements.

     (f) Employees. (i) Each Key Employee shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall have signed each of the Employment Documents, and no action shall have been taken by any such individual to rescind any such document; and (ii) no fewer than eight (8) of the individuals set forth on Exhibit K hereto to whom Acquirer has offered employment shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall have signed each of the Employment Documents, and no action shall have been taken by any such individual to rescind any such document.

     (g) Audit. The Company shall have completed an audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2009, which audit shall be performed by auditors reasonably acceptable to Acquirer.

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER

7.1	Termination. At any time prior to the Closing, this Agreement may be terminated:

	(a)	by mutual written consent duly authorized by the Company and Acquirer;

	(b)	by either Acquirer or the Company, if the Closing shall not have occurred on the date that is sixty (60) days after the Agreement Date or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided, however, in the event the condition to closing set forth in Section 6.3(f) has not been satisfied on or prior to the initial Termination Date, the Termination Date shall automatically be extended to the earlier of (i) the date the condition to closing set forth in Section 6.3(f) has been satisfied or (ii) the date that is one hundred twenty (120) days after the Agreement Date; provided, further, that the right to terminate this Agreement under this Section 7.1(b)

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shall not be available to any party whose breach of any covenant or agreement hereunder will have been the principal cause of, or will have directly resulted in, the failure of the Closing to occur on or before the Termination Date;

     (c) by either Acquirer or the Company, if any permanent injunction or other order of a Governmental Entity of competent authority preventing the consummation of the First Merger shall have become final and nonappealable;

     (d) by Acquirer, if (i) the Company shall have breached any representation or warranty in any material respect (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect and the representations and warranties contained in Section 2.2, in which case, if the Company shall have breached any such representation or warranty), covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by the Company of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied, or (ii) if the Company Stockholder Approval is not obtained within twenty-four (24) hours following the execution of this Agreement by the parties hereto; or

     (e) by the Company, if Acquirer shall have breached any representation, warranty, covenant or agreement contained herein and such breach shall not have been cured within ten (10) Business Days after receipt by Acquirer of written notice of such breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the timeframe above and at or prior to the Closing, such breach would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied.

Any termination of this Agreement under clauses (b) through (e) of this Section 7.1 will be effective by the delivery of a written notice of the terminating party to the other party hereto.

     7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Sub, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that (a) the provisions of Section 5.2 (Confidentiality; Public Disclosure), this Section 7.2 (Effect of Termination), Article 9 (General Provisions) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party hereto from liability in connection with any willful breach of such party’s representations, warranties or covenants contained herein.

     7.3 Amendment. The parties hereto may amend this Agreement at any time prior to the Closing Date pursuant to an instrument in writing signed on behalf of each of the parties hereto, and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.

     7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Stockholders’ Agent and Acquirer may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties

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made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Any agreement on the part of a party hereto or the Stockholders’ Agent to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE 8 ESCROW FUND AND INDEMNIFICATION

8.1	Escrow Fund.

(a) At the Effective Time, Acquirer will withhold from the shares of Acquirer

Common Stock issuable to each Effective Time Holder in the First Merger such Effective Time Holder’s Pro Rata Share of the Escrow Shares (such aggregate amount of shares of Acquirer Common Stock being referred to herein as the “Escrow Fund”). The Escrow Fund shall be available to compensate Acquirer (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.2 below)) for Indemnifiable Damages (as such term is defined in Section 8.2 below) pursuant to the indemnification obligations of the Effective Time Holders until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) 11:59 p.m. California time on the date that is eighteen (18) months after the Closing Date (such earlier date, the “Escrow Release Date”). No portion (nor all) of the Escrow Fund, nor any beneficial interest therein, may be pledged, subjected to any Encumbrance, sold, assigned or transferred, by any Effective Time Holder, or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Effective Time Holder, in each case prior to the disbursement of the Escrow Fund to any Effective Time Holder in accordance with Section 8.1(b) below.

     (b) Within five (5) Business Days following the Escrow Release Date, Acquirer will instruct the Escrow Agent to disburse to each Effective Time Holder such Effective Time Holder’s Pro Rata Share of the Escrow Fund less (i) that portion of the Escrow Fund previously paid to Acquirer in satisfaction of claims for indemnification in accordance with Article 8 of this Agreement and (ii) that portion of the Escrow Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate (as defined in Section 8.5 below) delivered to the Stockholders’ Agent prior to the Escrow Release Date. Any portion of the Escrow Fund held following the Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be disbursed to the Effective Time Holders within five (5) Business Days following resolution of such claims.

     8.2 Indemnification. Subject to the limitations set forth in this Article 8, the Effective Time Holders shall severally, but not jointly, based on such Effective Time Holder’s Pro Rata Share, indemnify and hold harmless Acquirer and its officers, directors, agents and employees, and each person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, reductions in value, fees, interest, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, directly or indirectly, whether or not due to a third-party claim (collectively, “Indemnifiable Damages”), arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Company in this Agreement or the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter) to be true and correct as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the

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case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (ii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iii) any inaccuracies in the Spreadsheet, the Company Closing Financials Certificate or the Transaction Expenses Certificate, and (iv) any payments paid with respect to Dissenting Shares to the extent that such payments, in the aggregate, exceed the value of the amounts that otherwise would have been payable pursuant to Section 1.8(a) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ rights. Materiality standards or qualifications, and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty or covenant shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. The Effective Time Holders shall not have any right of contribution, indemnification or right of advancement from the Surviving Corporation or Acquirer with respect to any Indemnifiable Damages claimed by an Indemnified Person.

8.3	Threshold; Other Limitations.

(a) Notwithstanding anything contained herein to the contrary, no Indemnified

Person may make a claim against the Escrow Fund in respect of any claim for indemnification that is made pursuant to clause (i) of the first sentence of Section 8.2 (and that does not involve fraud), unless and until a Claim Certificate (as defined below) describing Indemnifiable Damages in an aggregate amount greater than $200,000 (the “Threshold”) has been delivered, in which case the Indemnified Person may make claims for indemnification and may receive a number of Escrow Shares from the Escrow Fund for all Indemnifiable Damages (including the amount of the Threshold).

     (b) If the First Merger is consummated, recovery from the Escrow Fund shall constitute the sole and exclusive remedy for the indemnification obligations under this Agreement for the matters listed in clause (i) of the first sentence of Section 8.2, except (i) in the case of fraud by any Person, and (ii) any failure of any of the representations and warranties contained in Section 2.2 (Capital Structure), Sections 2.3(a) or 2.3(c) (Authority; Noncontravention) (collectively, the “Special Representations”) to be true and correct as aforesaid. In the case of fraud or any failure of any of the Special Representations to be true and correct as aforesaid, after Indemnified Persons have exhausted or made claims upon the Escrow Shares in the Escrow Fund (after taking into account all other claims for indemnification from the Escrow Fund made by Indemnified Persons), and for all claims for indemnification pursuant to clauses (ii) through (iv) of the first sentence of Section 8.2, each Effective Time Holder shall be liable for such holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom up to such holder’s Pro Rata Share of the Total Merger Consideration but only to the extent actually received by such Effective Time Holder; provided, however, that such Effective Time Holder’s liability shall be unlimited in the case of fraud if such Effective Time Holder committed such fraud or had actual knowledge of fraud committed by the Company at the time such fraud occurred or was committed.

     (c) The payment of any Escrow Shares in satisfaction of any indemnification obligations under this Article 8 shall be made, with respect to each Effective Time Holder that holds Unvested Company Shares, first with vested Escrow Shares and then, if such vested Escrow Shares are insufficient to satisfy such indemnification obligation and only to the extent of such insufficiency, shall such payment be made with unvested Escrow Shares.

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     8.4 Period for Claims Against Escrow Fund. Except as set forth below, the period during which claims for Indemnifiable Damages may be made (the “Claims Period”) against the Escrow Fund for Indemnifiable Damages shall commence at the Closing and terminate the day after the date that is twelve (12) months following the Closing Date (the “Escrow Period”). The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with claims with respect to (i) fraud by the Company, and (ii) any failure of any of the Special Representations to be true and correct, shall commence at the Closing and terminate upon the expiration of the applicable statute of limitations. The Claims Period for Indemnifiable Damages arising out of, resulting from or in connection with any failure of the representations and warranties contained in Section 2.10 (Intellectual Property) (“IP Rep”) to be true and correct shall commence at the Closing and terminate on the Escrow Release Date. The availability of the Escrow Fund to indemnify the Indemnified Persons will be determined without regard to any right to indemnification which any Effective Time Holder may have in his or her capacity as an officer, director, employee, or agent of the Company and no such Effective Time Holder will be entitled to any indemnification from the Company, the First Step Surviving Corporation of the Final Surviving Entity for amounts paid for indemnification under this Article 8.

8.5	Claims.

(a) On or before the last day of the applicable Claims Period, Acquirer may deliver to the Stockholders’ Agent a certificate signed by any officer of Acquirer (an “Claim Certificate”):

     (i) stating that an Indemnified Person has incurred, paid, reserved or accrued, or that it reasonably believes it will incur, pay, reserve or accrue, Indemnifiable Damages;

     (ii) stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Acquirer to be incurred, paid, reserved, accrued or demanded by a third party); and

     (iii) specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Claim Certificate within the Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Effective Time Holders are materially prejudiced thereby. At the time of delivery of any Claim Certificate to the Stockholders’ Agent, if such delivery is on or before the Escrow Release Date, a duplicate copy of such Claim Certificate shall be delivered to the Escrow Agent by or on behalf of Acquirer (on behalf of itself or any other Indemnified Person). For purposes of compensating Acquirer (on behalf of itself or any other Indemnified Person) for any Indemnifiable Damages pursuant to this Agreement, each whole share of Acquirer Common Stock in the Escrow Fund shall be deemed to have a value equal to the Acquirer Stock Price (as adjusted to appropriately reflect any stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change with respect to Acquirer Common Stock occurring after the Effective Time).

8.6	Resolution of Objections to Claims.

(a) If the Stockholders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within 20 Business Days after any such Claim Certificate is received by the Stockholders’ Agent, then the Stockholders’ Agent will be conclusively deemed to have consented, on behalf of all Effective Time Holders, to the recovery by the Indemnified

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Person of the full amount of Indemnifiable Damages specified in the Claim Certificate, including the forfeiture of such number of Escrow Shares from the Escrow Fund having a value sufficient to satisfy such Indemnifiable Damages and, without further notice, to have stipulated to the entry of a final judgment for Indemnifiable Damages against the Effective Time Holders for such amount in any court having jurisdiction over the matter where venue is proper.

     (b) If the Stockholders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within such 20 Business Day period, Acquirer and the Stockholders’ Agent shall attempt in good faith for 30 Business Days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties. The Escrow Agent shall be entitled to conclusively rely on any such memorandum and the Escrow Agent shall distribute such number of Escrow Shares from the Escrow Fund in accordance with the terms of such memorandum.

     (c) If no such agreement can be reached during the 30 Business Day period for good faith negotiation, but in any event upon the expiration of such 30 Business Day period, either Acquirer or the Stockholders’ Agent may bring suit in the courts of the State of California and the Federal courts of the United States of America, in each case, located within Santa Clara county in the State of California to resolve the matter. The decision of the trial court as to the validity and amount of any claim in such Claim Certificate shall be nonappealable, binding and conclusive upon the parties to this Agreement. The Escrow Agent shall (i) be entitled to conclusively rely on and act in accordance with such decision and

(ii)	distribute such number of Escrow Shares from the Escrow Fund in accordance therewith.

(d) Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.6(d), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the non-prevailing party unless the trial court awards Acquirer more than one-half of the amount in dispute, in which case the Effective Time Holders shall be deemed to be the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.

8.7	Stockholders’ Agent.

(a) At the Closing, Gus Tai shall be constituted and appointed as the Stockholders’

Agent. For purposes of this Agreement, the term “Stockholders’ Agent” shall mean the agent for and on behalf of the Effective Time Holders to: (i) execute, as Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the transactions contemplated hereby; (ii) give and receive notices, instructions, and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Effective Time Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Company Stockholder individually and not by the Stockholders’ Agent); (iii) review, negotiate and agree to and authorize Acquirer to reclaim Escrow Shares from the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article 8; (iv) object to such claims pursuant to Section 8.6; (vi) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all

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actions permitted or required of any Effective Time Holder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement; (vii) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Company Stockholders; (vi) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Effective Time Holders (other than with respect to the issuance of the Total Merger Consideration less the Escrow Fund) in accordance with the terms hereof and in the manner provided herein; and (viii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, each of the Merger Subs and their respective Affiliates (including without limitation, after the Closing Date, the First Step Surviving Corporation and, after the Second Effective Time, the Final Surviving Entity) shall be entitled to rely on the appointment of Gus Tai as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Effective Time Holder and as having the duties, power and authority provided for in this Section 8.7. The Effective Time Holders shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this Article 8, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent.

     (b) The Stockholders’ Agent shall not be liable to any Company Stockholder for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Stockholders’ Agent shall serve as the Stockholders’ Agent without compensation; provided, that the Effective Time Holders shall severally indemnify the Stockholders’ Agent and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder, including all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Stockholders’ Agent (collectively, the “Stockholders’ Agent Expenses”). None of the Stockholders’ Agent Expenses will be paid from the Escrow Fund; provided, however, that on the Escrow Release Date, following the resolution of all pending claims by the Indemnified Persons for Indemnifiable Damages, the Stockholders’ Agent shall have the right to recover the Stockholders’ Agent Expenses from any remaining portion of the Escrow Fund prior to any distribution to the Effective Time Holders, and prior to any such distribution, shall deliver to Acquirer a certificate setting forth the Stockholders’ Agent Expenses actually incurred. Upon receipt of such certificate, Acquirer shall pay such Stockholders’ Agent Expenses out of the Escrow Fund to the Stockholders’ Agent. The Stockholders’ Agent shall be entitled to reimbursement of any Stockholders’ Agent Expenses that are not reimbursed out of the Escrow Fund by the Indemnifying Persons on a several, but not joint, basis, based on each Effective Time Holder’s Pro Rata Share. Acquirer shall not have any obligation or liability for such Stockholders’ Agent Expenses.

     (c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Effective Time Holders and shall be final, binding and conclusive upon each such Effective Time Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Effective Time Holder. Acquirer and the other Indemnified Persons are hereby relieved from

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any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.

     8.8 Third-Party Claims. In the event Acquirer becomes aware of a third-party claim which Acquirer in good faith believes may result in a claim against the Escrow Fund by or on behalf of an Indemnified Person, Acquirer shall have the right to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by Acquirer in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer may seek indemnification pursuant to a claim made hereunder). The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed, no settlement or resolution by Acquirer of any claim that gives rise to a claim against the Escrow Fund by or on behalf of an Indemnified Person shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Stockholders’ Agent has consented to any such settlement or resolution, neither the Stockholders’ Agent nor any Effective Time Holder shall have any power or authority to object under Section 8.5 or any other provision of this Article 8 to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution.

ARTICLE 9 GENERAL PROVISIONS

     9.1 Survival of Representations and Warranties and Covenants. If the First Merger is consummated, the representations and warranties of the Company contained in this Agreement, the Company Disclosure Letter (including any exhibit or schedule to the Company Disclosure Letter), and the other certificates contemplated hereby shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the date that is twelve (12) months following the Closing Date; provided, however, that the Special Representations will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statute of limitations; provided, further, that the IP Rep will remain operative and in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the Escrow Release Date; provided, further, that no right to indemnification pursuant to Article 8 in respect of any claim based upon an inaccuracy or breach of a representation or warranty that is set forth in an Claim Certificate delivered to the Stockholders’ Agent prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article 8 or otherwise to seek recovery of Indemnifiable Damages arising out of any fraud by the Company until the expiration of the applicable statute of limitations. The representations and warranties of Acquirer contained in this Agreement and the other agreements, certificates and documents contemplated hereby will expire and be of no further force or effect as of the Closing, except for the representations and warranties of Acquirer in Section 3.2 (Authority; Noncontravention) and Section 3.4 (Valid Issuance) will remain operative and in full force ad effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until the expiration of the applicable statutes of limitation. If the First Merger is consummated, all covenants of the parties (including the covenants set forth in Article 4 and Article 5) shall expire and be of no further force or

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effect as of the Closing, except to the extent such covenants provide that they are to be performed after the Closing.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to Acquirer or Merger Subs, to:

SuccessFactors, Inc.
1500 Fashion Island Blvd., Suite 300
San Mateo, CA 94404
Attention: Chief Financial Officer
Facsimile No.: (650) 645-2099
Telephone No.: (650) 645-2000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention: Jeffrey R. Vetter, Esq.
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500

(ii) if to the Company, to:

CubeTree, Inc.
401 Warren Street, Suite 301
Redwood City, CA 94063
Attention: Chief Executive Officer
Facsimile No.: (650) 599-9858
Telephone No.: (888) 838-5495

with a copy (which shall not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP 1000 Marsh Road Menlo Park, CA 94025

Attention: Gregory W. Heibel, Esq. and Mark W. Seneca, Esq. Facsimile No.: (650) 614-7401 Telephone No.: (650) 614-7400

(iii) If to the Stockholders’ Agent, to:

58-

Gus Tai c/o Trinity Ventures Building 4, Suite 160 Menlo Park, CA 94025 Facsimile No.: (650) 854-9500 Telephone No.: (650) 854-9501

     9.3 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

     9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

     9.5 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Section 5.17 is intended to benefit the Company Indemnified Parties and Article 8 is intended to benefit Indemnified Persons) and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

     9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer may, without the prior written consent of the other parties hereto, assign this Agreement to any direct or indirect wholly owned subsidiary of Acquirer or in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. Any assignment in violation of this Section 9.6 will be void.

     9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable

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efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     9.8 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

     9.9 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law; provided, however, that any matters related to the effectiveness of the Mergers shall be governed by Delaware Law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located within the County of Santa Clara in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.6(c)), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court; provided, however, that any matters related to the effectiveness of the Mergers shall be submitted to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the District of Delaware. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by applicable Legal Requirements, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Santa Clara County, California or New Castle County, Delaware, as applicable.

     9.10 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

[Signature Page(s) Follow]

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     IN WITNESS WHEREOF, Acquirer, Sub I, Sub II, the Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered, all as of the date first written above.

SUCCESSFACTORS, INC.

By: /s/ Lars Dalgaard Name: Lars Dalgaard Title: Chief Executive Officer

CONGO ACQUISITION CORP.

By: /s/ Bruce Felt Name: Bruce Felt Title: President and CEO

CONGO ACQUISITION LLC

By: /s/ Brian Kinion Name: Brian Kinion Title: Chief Financial Officer and Secretary

CUBETREE, INC.

By: /s/ Carl Wiegner Name: Carlin Wiegner Title: CEO

STOCKHOLDERS’ AGENT

/s/ Augustus Tai Augustus Tai

EXHIBIT A Definitions

     As used in this Agreement, the following terms shall have the meanings indicated below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be rounded to the tenth decimal place.

     All references to dollar amounts or figures used in this Agreement means such dollar amount or such figure in terms of U.S. dollars.

     9.11 “Acquirer Change of Control” means (A) any sale of all or substantially all of the assets of Acquirer, (B) any acquisition or purchase from Acquirer, by any Person or Group of more than a 50% interest in the total outstanding voting securities of Acquirer or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning more than 50% of the total outstanding voting securities of Acquirer or (C) any merger, consolidation, business combination or similar transaction involving Acquirer pursuant to which the stockholders of Acquirer immediately preceding such transaction hold securities representing less than 50% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity) in each case, for consideration consisting exclusively of cash or a mixture of cash and publicly-traded equity securities (but not, for the avoidance of doubt, exclusively of publicly-traded equity securities).

     9.12 “Acquirer Common Stock” means the Common Stock, par value $0.001 per share, of Acquirer.

     “Acquirer RSUs” shall mean the restricted stock units of Acquirer issued under Acquirer’s option plans, whereby each restricted stock unit represents a bookkeeping entry representing the equivalent of one share of Acquirer Common Stock.

     9.13 “Acquirer Stock Price” means the average of the closing prices of Acquirer Common Stock as quoted on the NASDAQ Stock Market for the five (5) consecutive trading days ending with the trading day that is one (1) trading day prior to the Closing Date.

     9.14 “Affiliate” has the meaning set forth in Rule 144 promulgated under the Securities Act.

     9.15 “Aggregate Adjusted Common Consideration” means an amount equal to (A) the Common Value Per Share multiplied by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

     9.16 “Aggregate Closing Stockholder Consideration” means the number of shares of Acquirer Common Stock equal to the sum of (A) the Aggregate Common Closing Stockholder Consideration plus (B) the Aggregate Series A Closing Stockholder Consideration plus (C) the Aggregate Series B Closing Stockholder Consideration.

     9.17 “Aggregate Common Closing Stockholder Consideration” means the number of shares of Acquirer Common Stock determined by multiplying (A) the Common Closing Stock Amount Per Share plus the Common Escrow Stock Amount Per Share by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (excluding for this purpose shares of Company Common Stock underlying Unvested Company Options).

     9.18 “Aggregate Common Consideration” means an amount equal to (A) the Total Merger Consideration less (B) the Aggregate Series A Consideration less (C) the Aggregate Series B Consideration.

     9.19 “Aggregate Common Escrow Contribution” means the amount determined by multiplying (A) the Escrow Value by (B) a fraction, the numerator of which is the Aggregate Adjusted Common Consideration and the denominator of which is the sum of the Aggregate Adjusted Common Consideration, the Aggregate Series A Consideration and the Aggregate Series B Consideration.

     “Aggregate Common Escrow Shares” means the number of shares of Acquirer Common Stock determined by multiplying (A) the Common Escrow Stock Amount Per Share by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

     “Aggregate Guaranteed Value” means an amount equal to the sum of (A) the product of (1) the Aggregate Closing Stockholder Consideration multiplied by (2) the Acquirer Stock Price plus (B) $30,000,000 minus (C) the Aggregate Unvested Company Options Top-Up Value.

     9.20 “Aggregate Series A Closing Stockholder Consideration” means the number of shares of Acquirer Common Stock determined by multiplying (A) the Series A Closing Stock Amount Per Share plus the Series A Escrow Stock Amount Per Share by (B) the number of shares of Company Series A Stock outstanding immediately prior to the Effective Time.

     “Aggregate Series A Consideration” means an amount equal to (A) the Series A Value Per Share multiplied by (B) the number of shares of Company Series A Stock outstanding immediately prior to the Effective Time.

“Aggregate Series A Escrow Contribution” means the amount determined by multiplying

(A) the Escrow Value by (B) a fraction, the numerator of which is the Aggregate Series A Consideration and the denominator of which is the sum of the Aggregate Adjusted Common Consideration, the Aggregate Series A Consideration and the Aggregate Series B Consideration.

     “Aggregate Series A Escrow Shares” means the number of shares of Acquirer Common Stock determined by multiplying (A) the Series A Escrow Stock Amount Per Share by (B) the number of shares of Company Series A Stock outstanding immediately prior to the Effective Time.

     9.21 “Aggregate Series B Closing Stockholder Consideration” means the number of shares of Acquirer Common Stock determined by multiplying (A) the Series B Closing Stock Amount Per Share plus the Series B Escrow Stock Amount Per Share by (B) the number of shares of Company Series B Stock outstanding immediately prior to the Effective Time.

     “Aggregate Series B Consideration” means an amount equal to (A) the Series B Value Per Share multiplied by (B) the number of shares of Company Series B Stock outstanding immediately prior to the Effective Time.

“Aggregate Series B Escrow Contribution” means the amount determined by multiplying

(A) the Escrow Value by (B) a fraction, the numerator of which is the Aggregate Series B Consideration and the denominator of which is the sum of the Aggregate Adjusted Common Consideration, the Aggregate Series A Consideration and the Aggregate Series B Consideration.

     “Aggregate Series B Escrow Shares” means the number of shares of Acquirer Common Stock determined by multiplying (A) the Series B Escrow Stock Amount Per Share by (B) the number of shares of Company Series B Stock outstanding immediately prior to the Effective Time.

     9.22 “Aggregate Unvested Company Options Top-Up Value” means the amount determined by multiplying (A) the Unvested Company Options Top-Up Value Per Share by (B) the number of shares of Company Common Stock underlying all Unvested Company Options as of immediately prior to the Effective Time.

     9.23 “Business” means the business of the Company as currently conducted by the Company.

     9.24 “Business Day” means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in San Francisco, California.

9.25 “Code” means the Internal Revenue Code of 1986, as amended.

     “Common Closing Stock Amount Per Share” means the number of shares of Acquirer Common Stock (or fraction thereof) equal to the quotient obtained by dividing (A) the Common Value Per Share less the Common Escrow Amount Per Share by (ii) the Acquirer Stock Price.

     9.26 “Common Escrow Amount Per Share” means the amount determined by dividing (A) the Aggregate Common Escrow Contribution by (B) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

     9.27 “Common Escrow Stock Amount Per Share” means the number of shares of Acquirer Common Stock (or fraction thereof) determined by dividing (A) the Common Escrow Amount Per Share by (ii) the Acquirer Stock Price.

“Common Value Per Share” means an amount equal to the quotient obtained by dividing

(A)	the Aggregate Common Consideration by (B) the Fully-Diluted Company Common Stock.

	9.28	“Company Capital Stock” means the capital stock of the Company.

	9.29	“Company Common Stock” means the Common Stock, par value of $0.001 per share

     9.30 “Company Debt” means, without duplication, (a) all obligations and liabilities of Company for borrowed money; (b) all obligations and liabilities of Company evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of others for borrowed money secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the Company, whether or not the obligation secured thereby has been assumed by the Company; (d) all guarantees by the Company of obligations of others for borrowed money; and (e) all obligations and liabilities, contingent or otherwise, of the Company as an account party in respect of letters of credit and letters of guaranty.

     9.31 “Company Net Working Capital” means (i) the Company’s consolidated total current assets as of the Closing Date (as defined by and determined in accordance with GAAP) less (ii) the Company’s consolidated total current liabilities as of the Closing Date (as defined by and determined in accordance with GAAP). For purposes of calculating Company Net Working Capital, the Company’s current liabilities (1) shall not include Company Debt and

Transaction Expenses that remain unpaid as of immediately prior to the Effective Time and (2) shall include all Liabilities for Taxes as of the Closing Date, whether or not such Liabilities for Taxes would be then due and payable and whether or not they would be treated as a current liability under GAAP.

     9.32 “Company Closing Financials Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the amount of Company Net Working Capital (including (i) an itemized list of the Company’s consolidated total current assets, and (ii) an itemized list of the Company’s consolidated total current liabilities) and Company Debt (including an itemized list of each Company Debt), which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amount of Company Net Working Capital and Company Debt.

     9.33 “Company Option Plan” means each stock option plan, program or arrangement of the Company, collectively, including the Company’s 2008 Stock Plan.

	9.34	“Company Options” means options to purchase shares of Company Common
Stock.
	9.35	“Company Optionholders” means the holders of Company Options.
	9.36	“Company Preferred Stock” means the Company Series A Stock and the

Company Series B Stock.

     9.37 “Company Rights” means all stock appreciation rights, options, warrants, restricted stock, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any shares of Company Capital Stock or any securities or debt convertible into or exchangeable for shares of Company Capital Stock or obligating Company to grant, extend or enter into any such option, warrant, call, right, commitment, conversion privilege or preemptive or other right or agreement.

     9.38 “Company Securityholders” means the Company Stockholders and the Company Optionholders.

     9.39 “Company Series A Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

     9.40 “Company Series B Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

     9.41 “Company Stockholders” means the record holders of issued and outstanding shares of Company Capital Stock as of immediately prior to the Effective Time.

     9.42 “Company Transaction Expenses Certificate” means a certificate executed by the Chief Financial Officer of Company dated as of the Closing Date setting forth (a) the Transaction Expenses that have been paid as of the Effective Time and (b) the Transaction Expenses that have not been paid as of the Effective Time, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Acquirer to verify and determine the amount of the Transaction Expenses.

     9.43 “Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

     9.44 “Current Portion” means, with respect to each Effective Time Holder, a fraction, (a) the numerator of which is the number of shares of Acquirer Common Stock originally issued by Acquirer to such Effective Time Holder pursuant to Section 1.8(a) and continuously held by such Effective Time Holder (including (i) any Escrow Shares distributed to such Effective Time Holder in accordance with Article 8 and the Escrow Agreement and (ii) any Unvested Acquirer Stock but excluding any shares subject to any pledge, option, hedging, forward purchase or other Contract pursuant to which the economic consequences of ownership of the Acquirer Common Stock have been transferred) during the period beginning on the Closing Date and ending on the Top-Up Payment Date, and (b) the denominator of which is the number of shares of Acquirer Common Stock originally issued by Acquirer to such Effective Time Holder pursuant to Section 1.8(a) (including any Escrow Shares such Effective Time Holder has a right to receive and any shares of Unvested Acquirer Stock).

“Delaware Law” means the General Corporation Law of the State of Delaware.

     “Dissenting Shares” means any shares of Company Capital Stock that are outstanding immediately prior to the Effective Time that have not been voted for approval of this Agreement and with respect to which dissenters’ rights or appraisal rights are properly asserted in accordance with Delaware Law in connection with the First Merger.

     9.45 “Effective Time Holder” means a Company Stockholder as of immediately prior to the Effective Time (other than a holder of solely shares of Company Capital Stock which constitute and remain Dissenting Shares) and any trust or similar estate planning entity established for the benefit of the ancestors, descendents or spouse of such Company Stockholder to which the Acquirer Common Stock is transferred.

     9.46 “Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).

     9.47 “Escrow Shares” means the number of shares of Acquirer Common Stock equal to the sum of (A) the Aggregate Series A Escrow Shares plus (B) the Aggregate Series B Escrow Shares plus (C) the Aggregate Common Escrow Shares.

	9.48	“Escrow Value” means an amount equal to 20% of the Total Merger
Consideration.
	9.49	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Founders” means Carlin Wiegner and Ross Fubini.

     “Fully-Diluted Company Common Stock” means the sum of (A) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time plus (B) the aggregate number of shares of Company Common Stock issuable upon the exercise of

Unvested Company Options that are issued and outstanding immediately prior to the Effective Time immediately prior to their termination and cancellation pursuant to Section 1.8(a)(vi). For the avoidance of doubt, Fully-Diluted Company Common Stock shall not include shares of Company Common Stock underlying Vested Company Options that remain unexercised at the Effective Time.

     9.50 “GAAP” means United States generally accepted accounting principles that are applicable to the circumstances of the date of determination, consistently applied.

     9.51 “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

     9.52 “Indemnified Person,” or “Indemnified Persons” has the meaning set forth in Section 8.2 hereto.

     9.53 “knowledge” means, with respect to the Company, the knowledge of Carlin Wiegner, Ross Fubini, Justin Rowe and Navin Budhiraja of a particular fact, circumstance, event or other matter in question after reasonable inquiry of the persons employed by the Company charged with administrative or operational responsibility for the matter in question.

     9.54 “Legal Requirements” means any national, federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or to any of its assets, properties or businesses.

     “Liabilities” means all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted, known or unknown, including those arising under any law, action or governmental order and those arising under any Contract, regardless of whether such debt, liability or obligation would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

     “Market Value” means the product of (a) the Aggregate Closing Stockholder Consideration multiplied by (b) the closing price of one share of Acquirer Common Stock as quoted on the NASDAQ Stock Market on the Top-Up Payment Date (or, if the Top-Up Payment Date is not a trading day, on the first trading day following the Top-Up Payment Date).

     9.55 “Material Adverse Effect” with respect to any entity means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or would reasonably likely to, (i) be or become materially adverse in relation to the condition (financial or otherwise), business, operations, assets (including intangible assets), liabilities, or results of operations of such entity and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); (B) changes affecting the industry generally in which such entity operates (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); or (C) changes in GAAP (provided that such changes do not affect such entity disproportionately as compared to such entity’s competitors); or (ii) materially impede or delay such entity’s ability to consummate the transactions contemplated by this Agreement in accordance with its terms and applicable Legal Requirements.

     “PCSEs” or “Participating Common Stock Equivalents” means the sum of (A) the number of shares of Company Common Stock (including any Unvested Company Shares) outstanding immediately prior to the Effective Time plus (B) the number of shares of Company Common Stock underlying Unvested Company Options outstanding immediately prior to the Effective Time immediately prior to their termination and cancellation pursuant to Section 1.8(a)(vi) plus (C) the number of shares of Company Series A Stock outstanding immediately prior to the Effective Time plus (D) the number of shares of Company Series B Stock outstanding immediately prior to the Effective Time. For the avoidance of doubt, PCSEs shall not include shares of Company Common Stock underlying Vested Company Options that remain unexercised at the Effective Time.

     “PCSE Value Per Share” means the quotient obtained by dividing (A) the Total Merger Consideration by (B) the PCSEs.

     “Permitted Encumbrances” means: (A) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) with respect to any item of Intellectual Property, licenses entered into in the ordinary course of business.

     9.56 “Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity.

     9.57 “Pro Rata Share” means, with respect to each Effective Time Holder, the number of shares of Acquirer Common Stock such Effective Time Holder is entitled to receive pursuant to Section 1.8(a) with respect to its Company Capital Stock (including any Escrow Shares such Effective Time Holder has a right to receive and any Unvested Acquirer Stock but excluding any Dissenting Shares) relative to the number of shares of Acquirer Common Stock all Effective Time Holders are entitled to receive pursuant to Section 1.8(a) with respect to their Company Capital Stock (including the Escrow Shares and all Unvested Acquirer Stock but excluding any Dissenting Shares).

     9.58 “Ratio” means the quotient obtained by dividing (i) the Unvested Company Options Value Per Share by (ii) the Acquirer Stock Price.

9.59	“SEC” means the United States Securities and Exchange Commission.

9.60	“Securities Act” means the Securities Act of 1933, as amended.

     “Series A Closing Stock Amount Per Share” means the number of shares of Acquirer Common Stock (or fraction thereof) equal to the quotient obtained by dividing (A) the Series A Value Per Share less the Series B Escrow Amount Per Share by (ii) the Acquirer Stock Price.

     9.61 “Series A Escrow Amount Per Share” means the amount determined by dividing (A) the Aggregate Series A Escrow Contribution by (B) the number of share of Company Series A Stock outstanding immediately prior to the Effective Time.

     “Series A Escrow Stock Amount Per Share” means the number of shares of Acquirer Common Stock (or fraction thereof) determined by dividing (A) the Series A Escrow Amount Per Share by (ii) the Acquirer Stock Price.

     “Series A Liquidation Preference Per Share” means, for each share of Company Series A Stock, the sum of (A) $0.5207059 (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Company Series A Stock) plus (B) an amount equal to all declared and unpaid dividends on such share immediately prior to the Effective Time.

     “Series A Value Per Share” means an amount equal to the greater of (A) the Series A Liquidation Preference Per Share or (B) the PCSE Value Per Share.

     “Series B Closing Stock Amount Per Share” means the number of shares of Acquirer Common Stock (or fraction thereof) equal to the quotient obtained by dividing (A) the Series B Value Per Share less the Series B Escrow Amount Per Share by (ii) the Acquirer Stock Price.

     “Series B Escrow Amount Per Share” means the amount determined by dividing (A) the Aggregate Series B Escrow Contribution by (B) the number of share of Company Series B Stock outstanding immediately prior to the Effective Time.

     “Series B Escrow Stock Amount Per Share” means the number of shares of Acquirer Common Stock (or fraction thereof) determined by dividing (A) the Series B Escrow Amount Per Share by (ii) the Acquirer Stock Price.

     “Series B Liquidation Preference Per Share” means, for each share of Company Series B Stock, the sum of (A) $0.6769549 (as adjusted for any stock splits, stock dividends, recapitalizations or the like, with respect to the Company Series B Stock) plus (B) an amount equal to all declared and unpaid dividends on such share immediately prior to the Effective Time.

     “Series B Value Per Share” means an amount equal to the greater of (A) the Series B Liquidation Preference Per Share or (B) the PCSE Value Per Share.

     “Spreadsheet” means a spreadsheet, in form reasonably acceptable to Acquirer and the Exchange Agent, which Spreadsheet will be dated as of the Closing Date and will set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein): (i) the name, address and social security number or Tax identification number of each Company Stockholder and each Company Optionholder; (ii) the number of shares of Company Series A Stock, Company Series B Stock and Company Common Stock held by such Company Stockholder and the respective stock certificate numbers, and the number of Company Options held by such Company Optionholder; (iii) the vesting status and schedule with respect to Company Options and Unvested Company Shares and terms of the Company’s rights to repurchase such Unvested Company Shares (including the repurchase price payable per share under each Unvested Company Share); (iv) the number of shares of Acquirer Common Stock (and cash in lieu of fractional shares) issuable to each Company Stockholder pursuant to Sections 1.8(a)(i)(A), 1.8(a)(ii)(A) and 1.8(a)(iii)(A); (v) the number of shares of Acquirer Common Stock (and cash in lieu of fractional shares) issuable to each Company Stockholder pursuant to Sections 1.8(a)(i)(B), 1.8(a)(ii)(B) and 1.8(a)(iii)(B); (vi) the portion of the Escrow Shares to be placed in the Escrow Fund on behalf of each Effective Time Holder; (vii) each

Effective Time Holder’s Pro Rata Share; (viii) the calculation of the Acquirer Stock Price, Escrow Shares, Escrow Value, Fully-Diluted Company Common Stock, Total Merger Consideration, Common Closing Stock Amount Per Share, Common Escrow Amount Per Share, Common Escrow Stock Amount Per Share, Common Value Per Share, Series A Closing Stock Amount Per Share, Series A Escrow Amount Per Share, Series A Escrow Stock Amount Per Share, Series A Liquidation Preference Per Share, Series A Value Per Share, Series B Closing Stock Amount Per Share, Series B Escrow Amount Per Share, Series B Escrow Stock Amount Per Share, Series B Liquidation Preference Per Share, Series B Value Per Share, PCSEs, PCSE Value Per Share, Aggregate Adjusted Common Consideration, Aggregate Closing Stockholder Consideration, Aggregate Common Closing Stockholder Consideration, Aggregate Common Escrow Contribution, Aggregate Series A Closing Stockholder Consideration, Aggregate Series A Escrow Contribution, Aggregate Series B Closing Stockholder Consideration, Aggregate Series B Escrow Contribution, Aggregate Unvested Company Options Top-Up Value, Ratio, Unvested Company Options Top-Up Value Per Share and Unvested Company Options Value Per Share; (ix) the number of shares of Acquirer Common Stock subject to, and exercise price of, each Acquirer stock option issuable to each Company Optionholder holding Unvested Company Options to be assumed hereunder and whether such Acquirer stock option will be an incentive stock option or non-qualified stock option under the Code (and the amount of cash or options required to be deducted and withheld from such Persons for Taxes); and (x) if a Company Stockholder holds Unvested Company Shares, the amount of Unvested Acquirer Stock issuable in respect of such Unvested Company Shares, the vesting schedule and associated vesting amounts for such Unvested Acquirer Stock and the repurchase price payable with respect to each share of such Unvested Acquirer Stock.

     9.62 “Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

     9.63 “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

     9.64 “Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

     9.65 “Total Merger Consideration” means (a) $20,000,000, less (b) all Transaction Expenses that remain unpaid as of immediately prior to the Effective Time as set forth in the Transaction

Expenses Certificate, less (c) all Company Debt as set forth in the Company Closing Financials Certificate, less (d) the amount (if any) by which the Company Net Working Capital is less than $100,000 as set forth in the Company Closing Financials Certificate, or plus (e) the amount (if any) by which the Company Net Working Capital is greater than $100,000 as set forth in the Company Closing Financials Certificate.

     9.66 “Transaction Expenses” means all third party fees, costs, expenses, payments and expenditures incurred by the Company with respect to this Agreement, the First Merger and the transactions contemplated by this Agreement whether or not billed or accrued, including the expenses and fees of Company’s own accountants, attorneys, investment bankers and other professionals, and any such fees, costs, expenses, payment and expenditures incurred by any Company Securityholders or the Company’s employees paid for or to be paid for by the Company.

     9.67 “Unvested Company Options Top-Up Value Per Share” means the amount determined by dividing (A) $20,000,000 by (B) the PCSEs.

     9.68 “Unvested Company Options Value Per Share” means the sum of (A) the Common Value Per Share plus (B) the Unvested Company Options Top-Up Value Per Share.

     “Unvested Company Shares” means any Company Common Stock that is not vested under the terms of any Contract with the Company (including any stock option agreement, or stock option exercise agreement, or restricted stock purchase agreement).

9.69 Other capitalized terms defined elsewhere in this Agreement and not defined in this Exhibit A shall have the meanings assigned to such terms in this Agreement.

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